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As filed with the Securities and Exchange Commission on September 15, 2003

REGISTRATION NO. 333-107613

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LIBERTY MEDIA CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	4841 (Primary Standard Industrial Classification code number)	84-1288730 (I.R.S. Employer Identification No.)
12300 Liberty Boulevard, Englewood, Colorado 80112, (720) 875-5400 (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
Charles Y. Tanabe, Esq.
Liberty Media Corporation
12300 Liberty Boulevard
Englewood, Colorado 80112
(720) 875-5400
(Name, address, including zip code, and telephone
number, including area code, of agent for service)	Copy To: Robert W. Murray Jr., Esq. Baker Botts L.L.P. 30 Rockefeller Plaza New York, New York 10112-4998 (212) 408-2500

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)

Series A common stock, par value $.01 per share	217,709,773	$11.71	$6,549,371,441	$529,844

Floating Rate Senior Notes due 2006	$3,999,990,000	N/A

(1)
Calculated pursuant to Rule 457(o).

(2)
$224,498 previously paid.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

LIBERTY MEDIA CORPORATION

217,709,773 Shares of

Series A Common Stock

and

$3,999,990,000 Principal Amount of

Floating Rate Senior Notes due 2006

        This prospectus relates to 217,709,773 shares of our Series A common stock, par value $.01 per share, and $3,999,990,000 principal amount of our Floating Rate Senior Notes due 2006, which may be sold from time to time by the selling securityholders named herein.

        The securities offered hereby were initially sold by us in a private placement to Comcast QVC, Inc., Comcast QVC Holdings III, Inc., Comcast QVC Holdings IV, Inc., Comcast QVC Holdings V, Inc. and Comcast QVC Holdings VI, Inc., each of which is an indirect wholly owned subsidiary of Comcast Corporation and all of which are collectively referred to as the selling securityholders, in connection with our purchase of their ownership interests in QVC, Inc.

        The selling securityholders may offer and sell the securities offered hereby directly to purchasers or through underwriters, brokers, dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. The securities may be sold in one or more transactions at fixed or negotiated prices or at prices based on prevailing market prices at the time of sale.

        We will not receive any of the proceeds from the sale of the securities by the selling securityholders. We are, however, responsible for expenses incident to the registration under the Securities Act of 1933 of the offer and sale of the securities by the selling securityholders.

        Our Series A common stock is listed on the New York Stock Exchange under the symbol "L". On September 11, 2003, the closing sale price of our Series A common stock on the NYSE was $10.80 per share.

        Investing in our securities involves risks. You should carefully consider the matters described under the caption "Risk Factors" beginning on page 3 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 12, 2003

TABLE OF CONTENTS

RISK FACTORS	3
CAUTIONARY STATEMENTS CONCERNING FORWARD LOOKING STATEMENTS	9
USE OF PROCEEDS	10
SELLING SECURITYHOLDERS	12
PLAN OF DISTRIBUTION	14
DESCRIPTION OF THE NOTES	31
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS	31
LEGAL MATTERS	43
EXPERTS	43
WHERE TO FIND MORE INFORMATION	43

i

COMPANY SUMMARY

        The following summary highlights selected information included or incorporated by reference into this prospectus to help you understand our company. For a more complete understanding of our company and the securities being offered hereby, we encourage you to read this entire document carefully, including the "Risk Factors" section, and all of the documents that we incorporate by reference into this prospectus. All references to "Liberty," "we," "us" and words of similar effect refer to Liberty Media Corporation and, unless the context otherwise requires, its consolidated subsidiaries.

Our Company

        We own interests in a broad range of video programming, broadband distribution, interactive technology services and communications businesses. We and our affiliated companies operate in the United States, Europe, South America and Asia. Our principal assets include interests in Starz Encore Group LLC, Ascent Media Group, Inc., On Command Corporation, Discovery Communications, Inc., UnitedGlobalCom, Inc., Jupiter Telecommunications Co., Ltd., QVC, Inc., Court Television Network, Game Show Network, AOL Time Warner Inc., InterActiveCorp, Sprint PCS Group and The News Corporation Limited.

        Our principal executive offices are located at 12300 Liberty Boulevard, Englewood, Colorado 80112. Our main telephone number is (720) 875-5400, and our company website is www.libertymedia.com.

Acquisition of Comcast's Indirect Ownership Interests in QVC

        As of June 30, 2003, we entered into definitive agreements with Comcast Corporation and Comcast QVC, Inc., a wholly owned subsidiary of Comcast, pursuant to which we agreed to purchase from subsidiaries of Comcast all of Comcast's approximate 56% indirect ownership interest in QVC, Inc. for a purchase price of approximately $7.9 billion. We will pay the purchase price by delivering approximately $1.35 billion in cash and issuing 217,709,773 shares of our Series A common stock and $3,999,990,000 principal amount of our Floating Rate Senior Notes due 2006 to Comcast QVC, and its wholly owned subsidiaries, Comcast QVC Holdings III, Inc., Comcast QVC Holdings IV, Inc., Comcast QVC Holdings V, Inc. and Comcast QVC Holdings VI, Inc. QVC is an electronic retailer, marketing a wide variety of brand name products in such categories as home furnishing, fashion, beauty, electronics and fine jewelry. As of July 15, 2003, we entered into a registration rights agreement with Comcast and Comcast QVC, pursuant to which we agreed to file a registration statement covering public resales of the shares of Series A common stock and the notes to be issued at the closing of the acquisition. This prospectus forms a part of that registration statement. For more information regarding the acquisition, please see "Selling Securityholders."

Sale of Senior Notes

        On September 12, 2003, we entered into an underwriting agreement with Merrill Lynch & Co. for the sale of $1.35 billion of our 3.50% Senior Notes due September 25, 2006. The sale of those notes is expected to close on September 17, 2003.

Ratio of Earnings to Fixed Charges

        The ratio of earnings to fixed charges of Liberty was 25.56 and 19.40 for the years ended December 31, 2000 and 1998, respectively, and 8.59 for the two months ended February 28, 1999. The ratio of earnings to fixed charges of Liberty was less than 1.00 for the six months ended June 30, 2003 and 2002, the years ended December 31, 2002 and 2001 and the ten months ended December 31, 1999; thus earnings available for fixed charges of Liberty were inadequate to cover fixed charges for these periods. The amount of the coverage deficiency was $584 million, $3,968 million, $4,722 million, $5,969 million and $2,253 million for the six months ended June 30, 2003 and 2002, the years ended December 31, 2002 and 2001 and the ten months ended December 31, 1999, respectively. For the ratio calculations, earnings available for fixed charges consist of earnings (losses) before income taxes, minority interest and share of losses of affiliates, plus interest expense (including amortization of capitalized expenses related to indebtedness), estimates of the interest within rental expense (one-third of rental expense) and distributed income of equity affiliates. Fixed charges consist of:

  •
  interest expense (including amortization of capitalized expenses related to indebtedness); and

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  estimates of the interest within rental expense (one-third of rental expense).

Risk Factors

        An investment in our securities involves risks. See "Risk Factors" beginning on page 3 for a discussion of factors you should carefully consider before deciding to purchase our securities.

RISK FACTORS

        An investment in our securities involves risk. You should carefully consider the following factors, as well as the other information included in this prospectus and in the documents we have incorporated by reference before deciding to purchase our securities. Any of the following risks could have a material adverse effect on the value of our securities.

Factors Relating to our Company

        We depend on a limited number of potential customers for carriage of our programming services. The cable television and direct-to-home satellite industries are currently undergoing a period of consolidation. As a result, the number of potential buyers of our programming services and those of our business affiliates is decreasing. Until August of 2001, we were a subsidiary of AT&T Corp. AT&T's cable television subsidiaries, which operated under the name AT&T Broadband, were parties to a combination with Comcast on November 18, 2002. At the time of that combination, AT&T Broadband was one of the two largest operators of cable television systems in the United States and, together with its cable television affiliates, was the largest single customer of our programming companies. With respect to some of our programming services and those of our business affiliates, this was the case by a significant margin. Today, the combined companies operate the largest number of cable television systems in the United States. Many of the existing agreements between the former AT&T Broadband cable television subsidiaries and affiliates and the program suppliers owned by or affiliated with us were entered into with Tele-Communications, Inc., prior to its merger with AT&T in March of 1999. We were a subsidiary of TCI at the time of that merger. There can be no assurance that our owned and affiliated program suppliers will be able to negotiate renewal agreements with those cable television subsidiaries and affiliates on commercially reasonable terms or at all. Although AT&T agreed to extend any existing affiliation agreement of ours and our affiliates that expires on or before March 9, 2004 to a date not before March 9, 2009, that agreement is conditioned on mutual most favored nation terms being offered and the arrangements being consistent with industry practice. In addition, we cannot assure you as to what effect, if any, the combination of AT&T Broadband and Comcast will have on our programming arrangements with the cable subsidiaries and affiliates of the former AT&T Broadband. We are currently engaged in litigation with Comcast concerning certain of these programming arrangements.

        The liquidity and value of our interests in our business affiliates may be adversely affected by shareholder agreements and similar agreements to which we are a party. We own equity interests in a broad range of domestic and international video programming and communications businesses. A significant portion of the equity securities we own is held pursuant to shareholder agreements, partnership agreements and other instruments and agreements that contain provisions that affect the liquidity, and therefore the realizable value, of those securities. Most of these agreements subject the transfer of the stock, partnership or other interests constituting equity securities to consent rights or rights of first refusal of the other shareholders or partners. In certain cases, a change in control of our company or of the subsidiary holding our equity interest will give rise to rights or remedies exercisable by other shareholders or partners, such as a right to initiate or require the initiation of buy/sell procedures. Some of our subsidiaries and business affiliates are parties to loan agreements that restrict changes in ownership of the borrower without the consent of the lenders. All of these provisions will restrict our ability to sell those equity securities and may adversely affect the price at which those securities may be sold. For example, in the event buy/sell procedures are initiated at a time when we are not in a financial position to buy the initiating party's interest, we could be forced to sell our interest at a price based upon the value established by the initiating party, and that price might be significantly less than what we might otherwise obtain.

        We do not have the right to manage our business affiliates, which means we cannot cause those affiliates to operate in a manner that is favorable to us. We do not have the right to manage the businesses or affairs of any of our business affiliates in which we have less than a majority voting interest. Rather, our rights may take the form of representation on the board of directors or a partners' or similar committee that supervises management or possession of veto rights over significant or extraordinary actions. The scope of our veto rights varies from agreement to agreement. Although our board representation and veto rights may enable us to exercise influence over the management or policies of an affiliate and enable us to prevent the sale of material assets by a business affiliate in which we own less than a majority voting interest or prevent it from paying dividends or making distributions to its shareholders or partners, they do not enable us to cause these actions to be taken.

        Our business is subject to risks of adverse government regulation.    Programming services, cable television systems and satellite carriers are subject to varying degrees of regulation in the United States by the Federal Communications Commission and other entities. Such regulation and legislation are subject to the political process and have been in constant flux over the past decade. In addition, substantially every foreign country in which we have, or may in the future make, an investment regulates, in varying degrees, the distribution and content of programming services and foreign investment in programming companies and wireline and wireless cable communications, satellite and telephony services. Further material changes in the law and regulatory requirements must be anticipated, and there can be no assurance that our business and the business of our affiliates will not be adversely affected by future legislation, new regulation or deregulation.

        We may make significant capital contributions and loans to our subsidiaries and business affiliates to cover their operating losses and fund their development and growth, which could limit the amount of cash available to pay our own financial obligations to make acquisitions or investments. The development of video programming, communications and technology businesses involves substantial costs and capital expenditures. As a result, many of our business affiliates have incurred operating and net losses to date and are expected to continue to incur significant losses for the foreseeable future. Our results of operations include our, and our consolidated subsidiaries', share of the net earnings (losses) of affiliates. Our results of operations include $91 million, $(244) million, $(453) million, $(4,906) million and $(3,485) million for the six months ended June 30, 2003 and 2002, and the years ended December 31, 2002, 2001 and 2000, respectively, attributable to net earnings (losses) of affiliates.

        We have assisted, and may in the future assist, our subsidiaries and business affiliates in their financing activities by guaranteeing bank and other financial obligations. At June 30, 2003, we had guaranteed various loans, notes payable, letters of credit and other obligations of certain of our subsidiaries and business affiliates totaling approximately $966 million.

        To the extent we make loans and capital contributions to our subsidiaries and business affiliates or we are required to expend cash due to a default by a subsidiary or business affiliate of any obligation we guarantee, there will be that much less cash available to us with which to pay our own financial obligations or make acquisitions or investments.

        If we fail to meet required capital calls to a subsidiary or business affiliate, we could be forced to sell our interest in that company, our interest in that company could be diluted or we could forfeit important rights. We are parties to shareholder and partnership agreements that provide for possible capital calls on shareholders and partners. Our failure to meet a capital call, or other commitment to provide capital or loans to a particular subsidiary or business affiliate, may have adverse consequences to us. These consequences may include, among others, the dilution of our equity interest in that company, the forfeiture of our right to vote or exercise other rights, the right of the other shareholders or partners to force us to sell our interest at less than fair value, the forced dissolution of the company to which we have made the commitment or, in some instances, a breach of contract action for damages against us. Our ability to meet capital calls or other capital or loan commitments is subject to our ability to access cash. See "—We could be unable in the future to obtain cash in amounts sufficient to service our financial obligations" below.

        Those of our business affiliates that operate offshore are subject to numerous operational risks. A number of our business affiliates operate primarily in countries other than the United States. Their businesses are thus subject to the following inherent risks:

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  fluctuations in currency exchange rates;

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  longer payment cycles for sales in foreign countries that may increase the uncertainty associated with recoverable accounts;

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  difficulties in staffing and managing international operations; and

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  political unrest that may result in disruptions of services that are critical to their businesses.

        The economies in many of the operating regions of our international business affiliates have recently experienced recessionary conditions, which have adversely affected the financial condition of their businesses. The economies in many of the operating regions of our international business affiliates have recently experienced moderate to severe recessionary conditions, including Argentina, Chile, the United Kingdom, Germany and Japan, among others, which has strained consumer and corporate spending and financial systems and financial institutions in these areas. As a result, our affiliates have experienced a reduction in consumer spending and demand for services coupled with an increase in borrowing costs, which has, in some cases, caused our affiliates to default on their own indebtedness. We cannot assure you that these economies will recover in the future or that continued economic weakness will not lead to further reductions in consumer spending or demand for services. We also cannot assure you that our affiliates in these regions will be able to obtain sufficient capital or credit to fund their operations.

        We have taken significant impairment charges due to other than temporary declines in the market value of certain of our available for sale securities. We own equity interests in a significant number of publicly traded companies which we account for as available for sale securities. We are required by accounting principles generally accepted in the United States to determine, from time to time, whether a decline in the market value of any of those investments below our cost for that investment is other than temporary. If we determine that it is, we are required to write down our cost to a new cost basis, with the amount of the write-down accounted for as a realized loss in the determination of net income for the period in which the write-down occurs. We realized losses of $6,053 million, $4,101 million and $1,463 million for the years ended December 31, 2002, 2001 and 2000, respectively, and $27 million and $5,134 million for the six months ended June 30, 2003 and 2002, respectively, due to other than temporary declines in the fair value of certain of our available for sale securities, and we may be required to realize further losses of this nature in future periods. We consider a number of factors in determining the fair value of an investment and whether any decline in an investment is other than temporary. As our assessment of fair value and any resulting impairment losses requires a high degree of judgment and includes significant estimates and assumptions, the actual amount we may eventually realize for an investment could differ materially from our assessment of the value of that investment made in an earlier period.

        We could be unable in the future to obtain cash in amounts sufficient to service our financial obligations. Our ability to meet our financial obligations depends upon our ability to access cash. We are a holding company, and our sources of cash include our available cash balances, net cash from operating activities, dividends and interest from our investments, availability under credit facilities and proceeds from asset sales. We cannot assure you that we will maintain significant amounts of cash, cash equivalents or marketable securities in the future.

        We obtained from one of our subsidiaries net cash in the form of dividends in the amount of $8 million, $23 million and $5 million in calendar years 2002, 2001 and 2000, respectively. We did not obtain any cash from our subsidiaries during the six months ended June 30, 2003. The ability of our operating subsidiaries to pay dividends or to make other payments or advances to us depends on their individual operating results and any statutory, regulatory or contractual restrictions to which they may be or may become subject. Some of our subsidiaries are subject to loan agreements that restrict sales of assets and prohibit or limit the payment of dividends or the making of distributions, loans or advances to shareholders and partners.

        We generally do not receive cash, in the form of dividends, loans, advances or otherwise, from our business affiliates. In this regard, we do not have sufficient voting control over most of our business affiliates to cause those companies to pay dividends or make other payments or advances to their partners or shareholders, including us.

        We are subject to bank credit agreements that contain restrictions on how we finance our operations and operate our business, which could impede our ability to engage in transactions that would be beneficial to us. Our subsidiaries are subject to significant financial and operating restrictions contained in outstanding credit facilities. These restrictions will affect, and in some cases significantly limit or prohibit, among other things, the ability of our subsidiaries to:

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  borrow more funds;

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  pay dividends or make other distributions;

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  make investments;

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  engage in transactions with affiliates; or

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  create liens on their assets.

        The restrictions contained in these credit agreements could have the following adverse effects on us, among others:

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  we could be unable to obtain additional capital in the future to:

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  fund capital expenditures or acquisitions that could improve the value of our company;

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  permit us to meet our loan and capital commitments to our business affiliates;

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  allow us to help fund the operating losses or future development of our business affiliates; or

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  allow us to conduct necessary corporate activities;

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  we could be unable to access the net cash of our subsidiaries to help meet our own financial obligations;

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  we could be unable to invest in companies in which we would otherwise invest; and

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  we could be unable to obtain lower borrowing costs that are available from secured lenders or engage in advantageous transactions that monetize our assets.

        In addition, some of the credit agreements to which our subsidiaries are parties require them to maintain financial ratios, including ratios of total debt to operating cash flow and operating cash flow to interest expense. If our subsidiaries fail to comply with the covenant restrictions contained in the credit agreements, that failure could result in a default that accelerates the maturity of the indebtedness under those agreements. Such a default could also result in indebtedness under other credit agreements and certain debt securities becoming due and payable due to the existence of cross-default or cross-acceleration provisions of these credit agreements and in the indenture governing these debt securities.

        As of June 30, 2003, the subsidiary of our company that operates the DMX Music service was not in compliance with three covenants contained in its bank loan agreement, under which it has $89 million outstanding. Although the subsidiary and the participating banks have entered into a forbearance agreement whereby the banks have agreed to forbear from exercising certain default-related remedies against the subsidiary through March 31, 2004, we cannot assure you that the subsidiary will be able to regain covenant compliance or refinance the bank loan or that the banks will not eventually seek to exercise their remedies. Another consolidated subsidiary of our company, On Command Corporation, reached agreement with its bank lenders to postpone until October 1, 2003 a step down of the leverage ratio covenant of its bank facility. In the absence of this postponement, On Command would not have been in compliance with the leverage ratio covenant at June 30, 2003. At June 30, 2003, On Command had $266 million of borrowings outstanding under its bank facility.

Factors Relating to our Series A Common Stock

        Our stock price may decline significantly because of stock market fluctuations that affect the price of the public companies in which we have ownership interests. The stock market has recently experienced significant price and volume fluctuations that have affected the market prices of securities of media and other technology companies. We own equity interests in many media and technology companies. If market fluctuations cause the stock price of these companies to decline, our stock price may decline.

        Our stock price has fluctuated significantly over the last year.    During the past year, the stock market has experienced significant price and volume fluctuations that have affected the market prices of our stock. In the future, our stock price may be materially affected by, among other things:

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  actual or anticipated fluctuations in our operating results or those of the companies in which we invest;

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  potential acquisition activity by our company or the companies in which we invest;

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  changes in financial estimates by securities analysts regarding our company or companies in which we invest; or

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  general market conditions.

        It may be difficult for a third party to acquire us, even if doing so may be beneficial to our shareholders. Certain provisions of our restated certificate of incorporation and bylaws may discourage, delay or prevent a change in control of our company that a shareholder may consider favorable. These provisions include the following:

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  authorizing a dual class structure, which entitles the holders of our Series B common stock to ten votes per share and the holders of our Series A common stock to one vote per share;

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  authorizing the issuance of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt;

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  classifying our board of directors with staggered three-year terms, which may lengthen the time required to gain control of our board of directors;

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  limiting who may call special meetings of shareholders;

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  prohibiting shareholder action by written consent, thereby requiring all shareholder actions to be taken at a meeting of the shareholders; and

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  establishing advance notice requirements for nominations of candidates for election to the board of directors or for proposing matters that can be acted upon by shareholders at shareholder meetings.

        Our chairman, John C. Malone, holds the power to direct the vote of approximately 44% of our outstanding voting power, including the power to direct the vote of approximately 94% of the outstanding shares of our Series B common stock. Dr. Malone holds a portion of his voting power over our Series B common stock pursuant to a shareholders agreement with the Estate of Bob Magness,

Gary Magness, the late Kim Magness and certain limited liability companies controlled by the Magnesses.

        Section 203 of the Delaware General Corporation Law and our stock option plan may also discourage, delay or prevent a change in control of our company even if such change of control would be in the best interests of our shareholders.

Factors Relating to the Notes

        Our holding company structure could restrict access to funds of our subsidiaries that may be needed to service the notes. Creditors of our subsidiaries have a claim on their assets that is senior to that of holders of the notes. We are a holding company with no significant assets other than our equity interests in our subsidiaries and business affiliates and cash, cash equivalents and marketable securities. We are the only company obligated to make payments under the notes. Our subsidiaries are separate and distinct legal entities and they have no obligation, contingent or otherwise, to pay any amounts due under the notes or to make any funds available for any of those payments.

        All of the liabilities of our subsidiaries effectively rank senior to the notes to the extent of the value of the assets of our subsidiaries. A substantial portion of our consolidated liabilities consists of liabilities incurred by our subsidiaries. Moreover, the indenture governing the notes does not limit the amount of indebtedness that may be incurred by our subsidiaries in the future. Our rights and those of our creditors, including holders of the notes, to participate in the distribution of assets of any subsidiary upon the latter's liquidation or reorganization will be subject to prior claims of the subsidiary's creditors, including trade creditors, except to the extent we may be a creditor with recognized claims against the subsidiary. Where we are a creditor of a subsidiary, our claims will still be subject to the prior claims of any secured creditor of that subsidiary and to the claims of any holder of indebtedness that is senior to our claim. As of June 30, 2003, the aggregate amount of the total liabilities of our consolidated subsidiaries was approximately $9,938 million, of which approximately $7,433 million was deferred income taxes.

        We may secure our future indebtedness with the capital stock of our subsidiaries or other securities, in which case that indebtedness will effectively rank senior to the notes. The indenture governing the notes does not restrict our ability to pledge shares of capital stock or other securities that we own to secure indebtedness. To the extent we pledge shares of capital stock or other securities to secure indebtedness, the indebtedness so secured will effectively rank senior to the notes to the extent of the value of the shares or other securities pledged. The indenture also does not restrict the ability of our subsidiaries to pledge shares of capital stock or other assets that they own to secure indebtedness.

        There is currently no active trading market for the notes.    The notes were issued by us in a private placement as described elsewhere in this prospectus. As a result, at the date of this prospectus, there is no public trading market for the notes. If a liquid trading market does not develop or is not maintained, holders of the notes may experience difficulty in reselling the notes or may be unable to sell them at all. We cannot assure you that an active public market or other market for the notes will develop or be maintained.

        The liquidity of any market for the notes will depend upon the number of holders of the notes, our operating performance, the interest of securities dealers in making a market in the notes and other factors. Furthermore, the market price for the notes may be subject to substantial fluctuations. Factors such as the following may have a significant effect on the market price of the notes:

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  actual or anticipated fluctuations in operating results;

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  our perceived business prospects;

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  general economic conditions, including prevailing interest rates; and

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  the market for similar securities.

CAUTIONARY STATEMENTS CONCERNING FORWARD LOOKING STATEMENTS

        Certain statements in this prospectus constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. To the extent that such statements are not recitations of historical fact, such statements constitute forward-looking statements which, by definition, involve risks and uncertainties. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. The following include some but not all of the factors that could cause actual results or events to differ materially from those anticipated:

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    general economic and business conditions and industry trends;

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    spending on domestic and foreign television advertising;

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    the regulatory and competitive environment of the industries in which we, and the entities in which we have interests, operate;

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    continued consolidation of the broadband distribution industry;

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    uncertainties inherent in new business strategies, new product launches and development plans;

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    rapid technological changes;

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    the acquisition, development and/or financing of telecommunications networks and services;

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    the development and provision of programming for new television and telecommunications technologies;

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    future financial performance, including availability, terms and deployment of capital;

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    the ability of vendors to deliver required equipment, software and services;

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    the outcome of any pending or threatened litigation;

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    availability of qualified personnel;

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    changes in, or failure or inability to comply with, government regulations, including, without limitation, regulations of the Federal Communications Commission, and adverse outcomes from regulatory proceedings;

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    changes in the nature of key strategic relationships with partners and joint venturers;

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    competitor responses to our products and services, and the products and services of the entities in which we have interests, and the overall market acceptance of such products and services; and

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    threatened terrorist attacks and ongoing military action, including armed conflict in the Middle East and other parts of the world.

These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this prospectus, and we expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in our expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based.

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of any of our securities by the selling securityholders.

SELLING SECURITYHOLDERS

General

        The securities being offered by this prospectus were sold by us to the selling securityholders in a private placement in connection with our purchase of all of Comcast's indirect ownership interests in QVC. The selling securityholders may offer and sell pursuant to this prospectus any or all of the shares of our Series A common stock and the notes owned by them and offered hereby in accordance with one or more of the methods of distribution described under the caption "Plan of Distribution."

        The selling securityholders may sell up to 217,709,773 shares of our Series A common stock and up to $3,999,990,000 principal amount of our Floating Rate Senior Notes due 2006 pursuant to this prospectus. These shares represent approximately 7.5% of the outstanding shares of our common stock, as of April 30, 2003 after giving effect to the issuance of those shares. Because the selling securityholders may sell all or some of these securities from time to time under this prospectus, no estimate can be given at this time as to the number or type of our securities that will be held by the selling securityholders following any sale of securities by them.

Control Persons of the Selling Securityholders

        According to available public filings, as of February 28, 2003, Brian L. Roberts, the Chief Executive Officer of Comcast, beneficially owns capital stock of Comcast representing over 33 1/3% of Comcast's outstanding voting interests. Each of the selling securityholders is an indirect wholly owned subsidiary of Comcast.

Relationships with the Selling Securityholders

Acquisition of Comcast's Indirect Ownership Interests in QVC

        As of February 9, 1995, Comcast, Liberty, QVC and certain of their affiliates entered into an amended and restated stockholders agreement relating to their respective indirect ownership interests in QVC. This stockholders agreement provided an exit procedure relating to Liberty's and Comcast's respective indirect ownership interests in QVC pursuant to which, upon Liberty's initiation of the exit procedure, Comcast had the right to purchase Liberty's indirect interest at an agreed or appraised fair market value; if Comcast did not elect to buy, then Liberty would have the right to buy Comcast's indirect interest at the same valuation, and if neither elected to buy, QVC would be sold in a public auction and the proceeds distributed pro rata to Liberty and Comcast. On February 28, 2003, Liberty delivered to Comcast an exit notice which triggered the procedure described above.

        On June 25, 2003, Comcast, Liberty and QVC entered into a letter agreement (which we refer to as the Buy-Sell Procedures Agreement) that superceded the exit procedure set forth in the stockholders agreement. Pursuant to the Buy-Sell Procedures Agreement, Liberty was to specify the value of the aggregate interests held, in each case indirectly, by Comcast (including those interests held by Comcast officers and directors) and Liberty in QVC. Comcast could then require Liberty (1) to sell its indirect interests in QVC to Comcast based upon the specified value or (2) to purchase Comcast's indirect interests in QVC based upon the specified value. On June 30, 2003, in accordance with the Buy-Sell Procedures Agreement, Liberty delivered a notice to Comcast setting out Liberty's determination of the value of Comcast's (including its officers' and directors') and Liberty's aggregate indirect ownership interests in QVC.

        On July 3, 2003, Comcast informed Liberty that it had elected to require Liberty to purchase Comcast's indirect (including its officers' and directors') interests in QVC in accordance with the provisions of a stock purchase agreement, dated as of June 30, 2003, among Liberty, Comcast, Comcast QVC and QVC. Under the terms of the stock purchase agreement, the purchase price of approximately $7.9 billion for Comcast's indirect interests in QVC could be paid to Comcast QVC (and its designees), at Liberty's option, in Liberty's Series A common stock, notes, cash or a combination thereof.

        As of July 15, 2003, in accordance with the terms of the stock purchase agreement, Liberty, Comcast and Comcast QVC entered into a registration rights agreement pursuant to which Liberty agreed to file the registration statement, of which this prospectus forms a part, covering the resale of the securities to be issued at closing.

        Our purchase of Comcast's indirect interests in QVC is subject to the satisfaction of the following closing conditions:

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  the absence of any law, injunction or order prohibiting the completion of the transactions;

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  the accuracy of the representations and warranties of the parties contained in the stock purchase agreement; and

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  the effectiveness of the registration statement of which this prospectus forms a part.

Other

        Until August of 2001, we were a subsidiary of AT&T Corp. AT&T's cable television subsidiaries, which operated under the name AT&T Broadband, were parties to a combination with Comcast on November 18, 2002. At the time of that combination, AT&T Broadband was one of the two largest operators of cable television systems in the United States and, together with its cable television affiliates, was the largest single customer of our programming companies. With respect to some of our programming services and those of our business affiliates, this was the case by a significant margin. Today, the combined companies operate the largest number of cable television systems in the United States and purchase programming services from certain of our subsidiaries and business affiliates. We are currently engaged in litigation with Comcast concerning certain of these programming arrangements. For more information, please see "Risk Factors—Factors Relating to Our Company—We depend on a limited number of potential customers for carriage of our programming services."

PLAN OF DISTRIBUTION

        The selling securityholders, including some of their transferees who may later hold their interest in the securities covered by this prospectus and who are otherwise entitled to resell the securities using this prospectus, may sell the securities covered by this prospectus from time to time in any legal manner selected by the selling securityholders, including directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale of the securities covered by this prospectus.

        The selling securityholders have advised us that the securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale and/or at negotiated prices. These sales may be effected in one or more transactions, including:

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  on the New York Stock Exchange;

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  in the over-the-counter market;

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  in transactions otherwise than on the New York Stock Exchange or in the over-the-counter market; or

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  any combination of the foregoing.

        In addition, the selling securityholders may also enter into hedging and/or monetization transactions. For example, the selling securityholders may:

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  enter into transactions with a broker-dealer or affiliate of a broker-dealer or other third party in connection with which that other party will become a selling securityholder and engage in short sales of securities under this prospectus, in which case the other party may use securities received from the selling securityholders to close out any short positions;

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  sell short the securities under this prospectus and use the securities held by it to close out any short position;

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  enter into options, forwards or other transactions that require the selling securityholders to deliver, in a transaction exempt from registration under the Securities Act, the securities to a broker-dealer or an affiliate of a broker-dealer or other third party who may then become a selling securityholder and publicly resell or otherwise transfer the securities under this prospectus; or

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  loan or pledge the securities to a broker-dealer or an affiliate of a broker-dealer or other third party who may then become a selling securityholder and sell the loaned securities or, upon an event of default in the case of a pledge, become a selling securityholder and sell the pledged securities, under this prospectus.

        The selling securityholders have advised us that they have not entered into any agreements, arrangements or understandings with any underwriter, broker-dealer or agent regarding the sale of their securities. However, we are required, under the registration rights agreement relating to the securities being sold under this prospectus, to enter into customary underwriting and other agreements in connection with the distribution of the securities under this prospectus, subject to some limitations. For more information regarding the registration rights agreement, see "Selling Securityholders—Relationships with the Selling Securityholders." The specific terms of any such underwriting or other agreement will be disclosed in a supplement to this prospectus filed with the SEC under Rule 424(b)

under the Securities Act, or, if appropriate, a post-effective amendment to the registration statement of which this prospectus forms a part.

        There can be no assurance that the selling securityholders will sell any or all of the securities pursuant to this prospectus. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. There also can be no assurance that the selling securityholders will not transfer, devise or gift the securities by other means not described in this prospectus.

        The aggregate proceeds to the selling securityholders from the sale of the securities offered by them will be the purchase price of the securities less discounts and commissions, if any. If the securities are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts and commissions and/or agent's commissions. We will not receive any of the proceeds from the sale of the securities covered by this prospectus.

        In order to comply with the securities laws of some states, if applicable, the securities may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale or any exemption from registration or qualification requirements is available and is complied with.

        Any underwriters, broker-dealers or agents that participate in the sale of the securities may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. As a result, any profits on the sale of the securities by the selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

        To the extent required, the securities to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

        We have agreed to indemnify the selling securityholders and their respective directors, officers and controlling persons against certain liabilities, including specified liabilities under the Securities Act, or to contribute with respect to payments which the selling securityholders may be required to make in respect of such liabilities. Comcast, on behalf of the selling securityholders, and Comcast QVC, on behalf of itself and the other selling securityholders, have agreed to indemnify us for liabilities arising under the Securities Act with respect to written information furnished to us by either of them or to contribute with respect to payments in connection with such liabilities.

        We have agreed to pay all of the costs, fees and expenses incident to our registration of the resale of the selling securityholders' securities, excluding any legal fees of the selling securityholders and commissions, fees and discounts of underwriters, brokers, dealers and agents.

        Under our registration rights agreement with Comcast and Comcast QVC, we will use our commercially reasonable efforts to keep the registration statement of which this prospectus is a part continuously effective until no securities are subject to the registration rights agreement. This obligation is subject to customary suspension periods and other specified, permitted exceptions. In these cases, we may suspend offers and sales of the securities pursuant to the registration statement to which this prospectus relates.

DESCRIPTION OF THE NOTES

General

        The Floating Rate Senior Notes due 2006 have been issued as a separate series of securities under an indenture dated as of July 7, 1999, between Liberty and The Bank of New York, as trustee, as supplemented by a thirteenth supplemental indenture. When we refer to the indenture, we mean the indenture as supplemented by the thirteenth supplemental indenture. The terms of the notes include those stated in the indenture and those terms made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The following summary of certain provisions of the indenture and the notes does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the indenture. A copy of the indenture is available upon request from Liberty. Capitalized terms used and not otherwise defined in this section have the meanings ascribed to them in the indenture.

        The Floating Rate Senior Notes due 2006 constitute a separate series of senior debt securities under the indenture. The notes are unsecured senior obligations of Liberty and are limited to $3,999,990,000 principal amount. They will mature on September 17, 2006 unless earlier redeemed by us. The notes are not entitled to any sinking fund.

        The indenture does not contain any provision that restricts the ability of Liberty to incur additional indebtedness. Subject to the limitations set forth under "—Successor Corporation" below, Liberty may enter into transactions, including a sale of all or substantially all of its assets, a merger or a consolidation, that could substantially increase the amount of Liberty's indebtedness or substantially reduce or eliminate its assets, and which may have an adverse effect on Liberty's ability to service its indebtedness, including the notes.

        Liberty will make payments of principal and interest on the notes through the trustee to the depositary, as the registered holder of the notes. See "—Form, Denomination and Registration" below. Liberty will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes registered in the name of the depositary or its nominee, or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

        If any payment on the notes is to be made on a day that is not a business day, that payment will be made on the next business day, without interest or any other payment being made on account of the delay. A business day means any day that is not a Saturday, Sunday or legal holiday on which banking institutions or trust companies in The City of New York are authorized or obligated by law or regulation to close.

        With respect to any notes held in certificated form, Liberty will make payments of principal and interest on the notes to the registered holders thereof as described in this paragraph. Liberty will make payments due on the maturity date in immediately available funds upon presentation and surrender by the holder of a certificated note at the office or agency maintained by Liberty for this purpose in the Borough of Manhattan, The City of New York, which is expected to be the office of the trustee at 101 Barclay Street, New York, N.Y. 10286. Liberty will pay interest due on a certificated note on any interest payment date other than the maturity date by check mailed to the address of the holder entitled to the payment as his address shall appear in the security register of Liberty. Notwithstanding the foregoing, a holder of $10 million or more in aggregate original principal amount of such certificated notes will be entitled to receive such payments, on any interest payment date other than the maturity date, by wire transfer of immediately available funds if appropriate wire transfer instructions have been received in writing by the trustee not less than 15 calendar days prior to the interest payment date. Any wire transfer instructions received by the trustee will remain in effect until revoked by the holder. Any interest due and not punctually paid or duly provided for on any such certificated note on any interest payment date other than the maturity date will cease to be payable to the holder of that note as of the close of business on the related record date and may either be paid (1) to the person in whose name such certificated note is registered at the close of business on a special record date for the payment of the defaulted interest that is fixed by Liberty, written notice of which will be given to the holders of the notes not less than 30 calendar days prior to the special record date, or (2) at any time in any other lawful manner.

        All moneys paid or made by Liberty to the trustee or any paying agent for the payment of principal and interest on any certificated note which remain unclaimed for two years after the payment or making thereof may be repaid or returned to Liberty and, thereafter, the holder of the note may look only to Liberty for payment.

        Each note that is sold pursuant to this prospectus will be issued in book-entry form (a "book-entry note") in minimum denominations of $1,000 original principal amount and integral multiples thereof. Each book-entry note will be represented by one or more global notes in fully registered form, registered in the name of The Depository Trust Company, which is referred to in this prospectus as "DTC" or the "depositary," or its nominee. Beneficial interests in the global notes are shown on, and transfers thereof are effected only through, records maintained by DTC and its participants. See "—Form, Denomination and Registration."

        Book-entry notes may be transferred only through the depositary. See "—Form, Denomination and Registration." Registration of transfer of certificated notes will be made at the office or agency maintained by Liberty for this purpose in the Borough of Manhattan, The City of New York, currently the office of the trustee at 101 Barclay Street, New York, New York 10286. Neither Liberty nor the trustee will charge a service charge for any registration of transfer of notes, but Liberty may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with the transfer.

Ranking and Holding Company Structure

        The notes, which constitute unsecured senior indebtedness of Liberty, rank equally with Liberty's existing and future unsubordinated unsecured indebtedness, and senior in right of payment to all subordinated indebtedness of Liberty. The notes are effectively subordinated to all secured indebtedness of Liberty, to the extent of the value of the assets securing that indebtedness, and to all liabilities of Liberty's subsidiaries to the extent of the value of the assets of Liberty's subsidiaries. As of June 30, 2003, we had no secured indebtedness and our consolidated subsidiaries had outstanding $9,938 million of liabilities, all of which would effectively rank senior to the notes. See "Risk Factors—Factors Relating to the Notes—Our holding company structure could restrict access to funds of our subsidiaries that may be needed to service the notes."

        Liberty is a holding company and is largely dependent on dividends, distributions and other payments from its subsidiaries and business affiliates and other investments to meet its financial obligations, and will be dependent on those payments to meet its obligations under the notes. Liberty's subsidiaries and business affiliates have no obligation, contingent or otherwise, to pay any amounts due under the notes or to make any funds available for any of those payments. See "Risk Factors—Factors Relating to Our Company—We could be unable in the future to obtain a sufficient amount of cash with which to service our financial obligations."

Form, Term and Denomination

        The notes initially issued to the selling securityholders, which we refer to as the "initial purchaser notes," have been issued in the form of one or more global notes registered in the name of the depositary or its nominee and made eligible for book-entry transfer. Interests in each initial purchaser note may only be transferred in connection with a sale of such interest to a third party, at which time the beneficial interest in the initial purchaser note will be exchanged for a beneficial interest in one or more "publicly held global notes." Interests in each publicly held global note will be transferable as described in this prospectus. No selling securityholder nor Comcast nor any of their respective affiliates may hold a beneficial interest in a publicly held global note.

        So long as the depositary or its nominee is the registered owner of a global note, the depositary or its nominee, as the case may be, will be the sole holder of the notes represented by the global note for all purposes under the indenture. Except as otherwise provided in this section, the beneficial owners of the global notes representing the notes will not be entitled to receive physical delivery of certificated notes and will not be considered the holders of the notes for any purpose under the indenture, and no global note representing the book-entry notes will be exchangeable or transferable. Accordingly, each beneficial owner must rely on the procedures of the depositary and, if the beneficial owner is not a participant of the depositary, then the beneficial owner must rely on the procedures of the participant through which the beneficial owner owns its interest in order to exercise any rights of a holder under the global notes or the indenture. The laws of some jurisdictions may require that certain purchasers of notes take physical delivery of the notes in certificated form. Such limits and laws may impair the ability to transfer beneficial interests in a global note representing the notes.

        Book-entry notes will not be exchangeable for notes issued in fully registered certificated form, unless:

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  the depositary notifies Liberty that it is unwilling or unable to continue as depositary for the global notes;

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  the depositary ceases to be a clearing agency registered under the Securities Exchange Act;

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  Liberty in its sole discretion determines that the book-entry notes shall be exchangeable for certificated notes; or

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  there shall have occurred and be continuing an event of default under the indenture with respect to the notes.

        Upon any exchange, such certificated notes shall be registered in the names of the beneficial owners of the global notes representing the notes, which names shall be provided by the depositary's relevant participants (as identified by the depositary) to the trustee.

Interest

        Liberty will pay interest on the notes on the last day of each Interest Period, which is March 15, June 15, September 15 and December 15 of each year (each, an Interest Payment Date), beginning (1) in the case of an initial purchaser note, on December 15, 2003, and (2) in the case of a publicly held global note initially issued (following the sale of a beneficial interest in an initial purchaser note exchanged therefor) at any time during an Interest Period, on the next succeeding Interest Payment Date. Interest on the outstanding principal amount of the notes shall accrue at a rate per annum equal to LIBOR for the related Interest Period plus the Margin (as defined below) from the date of their initial issuance (which shall be (x) in the case of an initial purchaser note, September 17, 2003, and (y) in the case of a publicly held global note, the date on which the sale by a selling securityholder of a beneficial interest in an initial purchaser note, which was exchanged for a beneficial interest in such publicly held global note, is recorded by the Depository). Interest shall be paid to the persons in whose names the notes are registered at the close of business on the March 1, June 1, September 1 or December 1 (each an Interest Record Date) next preceding each Interest Payment Date.

        Interest payable at maturity, or upon any earlier redemption by us, will be payable to the person to whom principal shall be payable on that date. Interest on the notes is calculated on the basis of a 360-day year of twelve 30-day months.

        If Liberty defaults in the payment of any principal or interest on the notes when due, Liberty will pay interest on the notes, upon the demand of the holders of all beneficial interests in the outstanding notes, at a rate per annum equal to the sum of 2% plus the higher for any day of (x) the interest rate applicable to the notes at the time at which such payment was due and not paid, and (y) the sum of the Prime Rate for such date and the Margin applicable to such notes. From and following such time as Liberty cures the default, the interest rate described in this paragraph shall cease to apply to the notes, and the notes shall accrue interest at the interest rate applicable to the notes at the time at which the cured default occurred.

        For purposes of this description, the following terms have the meanings assigned thereto:

        "Interest Period" means, with respect to any notes, the period beginning (A) on the date of initial issuance of such notes, in the case of the first Interest Period, or (B) on the last day of the immediately preceding Interest Period, for any subsequent Interest Period, and ending on the next regularly scheduled Interest Payment Date; provided that if an Interest Period would otherwise end (x) on a day which is not a business day, it shall be extended to the next succeeding business day unless such business day falls in the next calendar month, in which case the Interest Period shall end on the next preceding business day and (y) after the maturity of the notes, it shall end on the maturity date of the notes.

        "Investment Grade" means (A) with respect to Moody's, a rating category of Baa3 or higher, and (B) with respect to S&P, a rating category of BBB or higher.

        "LIBOR" means, for any Interest Period, a rate determined at approximately 11:00 a.m., London time, two business days before the beginning of such Interest Period (for any Interest Period, the "determination time") on the following basis:

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  the rate appearing on Telerate Page 3750 (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the trustee from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at the determination time as the rate for dollar deposits with a maturity comparable to such Interest Period; and

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  if such rate is not available at such time for any reason, then the arithmetic mean (rounded upward, if necessary, to the nearest 1/16 of 1%) of the offered rates for deposits in U.S. dollars, for a period comparable to such Interest Period and in an amount approximately equal to the principal amount of the notes, quoted at the determination time, as such rates appear on the display designated as page "LIBO" on the Reuters Monitor Money Rates Service (or such other page as may replace the "LIBO" page on that service for the purpose of displaying London interbank offered rates of major banks).

        If neither rate is available at such time for any reason, then "LIBOR" with respect to such Interest Period shall be the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of JPMorgan Chase Bank at the determination time.

        "Margin" means 1.50%; provided, however, that from June 30, 2003 until the maturity date, in the event that either of Moody's or S&P shall publicly announce a change (whether upwards, reflecting an increase in creditworthiness, or downwards, reflecting a decrease in creditworthiness,) in the senior unsecured debt rating of Liberty, the number of basis points representing the Margin immediately prior to the time of such public announcement shall be adjusted as follows: (i) for each increase in rating category by Moody's the Margin shall be adjusted downward by 25 basis points; (ii) for each increase in rating category by S&P the Margin shall be adjusted downward by 25 basis points; (iii) for each decrease in rating category by Moody's the Margin shall be adjusted upward by 25 basis points; and (iv) for each decrease in rating category by S&P the Margin shall be adjusted upward by 25 basis points; provided, that any such rating change which results in our company either ceasing to be Investment Grade or ceasing to be non-Investment Grade shall (in lieu of a 25 basis point change) result in an increase or decrease, as the case may be, of 37.5 basis points. Notwithstanding the provisos in the immediately preceding sentence, any upwards rating change shall only effect a reduction in the Margin to the extent of any previous increase in the Margin resulting from a ratings downgrade by Moody's and/or S&P. At such time as any initial purchaser notes are sold by a selling securityholder, the Margin for the publicly held global notes exchanged therefor for the remaining term of such publicly held global notes shall be fixed at the Margin in effect immediately prior to the initial issuance of such publicly held global notes.

        "Moody's" means Moody's Investors Service, Inc. or any successor rating agency.

        "Prime Rate" means the rate of interest per annum publicly announced from time to time by JP Morgan Chase Bank as its prime rate in effect at its principal office in New York City. Each change in the Prime Rate will be effective for purposes hereof from and including the date such change is publicly announced as being effective.

        "S&P" means Standard & Poor's Ratings Group or any successor rating agency.

Optional Redemption

        The notes are redeemable by us prior to maturity, in whole or in part, at any time or from time to time, on at least 30 days but not more than 60 days prior notice mailed to the address of each registered holder of notes. The redemption prices with respect to the publicly held global notes will be equal to the greater of (x) 100% of the principal amount to be prepaid and (y) the sum of the present values of the remaining scheduled payments of the principal amount to be repaid and interest thereon (assuming that LIBOR through maturity would remain constant as of the prepayment date), exclusive of accrued but unpaid interest to the date of prepayment, discounted to the prepayment date on a bond-equivalent yield basis (assuming a 360-day year consisting of twelve 30-day months) and at a rate per annum equal to LIBOR as of the prepayment date plus 25 basis points, plus in each case accrued and unpaid interest thereon to the date of prepayment. The redemption prices with respect to the initial purchaser notes will be equal to 100% of the principal amount to be prepaid, plus accrued and unpaid interest thereon to the date of prepayment.

        On or prior to the redemption date, we will irrevocably deposit with the trustee sufficient funds to pay the redemption price for all notes being redeemed at that date. If the redemption date is not a business day, then the redemption price will be payable on the next business day, without any interest or other payment being made in respect of the delay.

        Once a notice of redemption is given, the notes which have been called for redemption will cease to be transferable. Once a notice of redemption is given and the paying agent holds money sufficient to pay the redemption amount of the notes on the redemption date, then immediately after the redemption date, the notes called for redemption will cease to be outstanding, interest on those notes will cease to accrue thereon and all rights of the holders of those notes will cease, except for the right of the holders to receive the redemption amount.

        If we improperly withhold or refuse to pay the redemption price for the notes, (1) interest on the notes will continue to accrue (as if no redemption notice had been delivered with respect thereto) from the original redemption date to the actual date of payment, and (2) the restriction on transfer will be removed. In this case, the actual payment date will be considered the redemption date for purposes of calculating the redemption price.

Information Relating to the Depositary

        The following is based on information furnished by the depositary:

        The depositary will act as the depositary for the global notes. The global notes will be issued as fully registered notes registered in the name of Cede & Co., which is the depositary's partnership nominee.

        The depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The depositary holds notes that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited notes through electronic computerized book-entry changes to participants' accounts, thereby eliminating the need for physical movement of note certificates. Direct participants of the depositary include securities brokers and dealers, including banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants, including the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the depositary's system is also available to indirect participants, which includes securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to the depositary and its participants are on file with the SEC.

        Purchases of notes under the depositary's system must be made by or through direct participants, which will receive a credit for the notes on the depositary's record. The ownership interest of each beneficial owner, which is the actual purchaser of each note, represented by global notes, is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from the depositary of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global notes representing the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners of the global notes representing the notes will not receive certificated notes representing their ownership interests therein, except in the event that use of the book-entry system for the notes is discontinued.

        To facilitate subsequent transfers, all global notes representing the notes which are deposited with, or on behalf of, the depositary are registered in the name of the depositary's nominee, Cede & Co. The deposit of global notes with, or on behalf of, the depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The depositary has no knowledge of the actual beneficial owners of the global notes representing the notes; the depositary's records reflect only the identity of the direct participants to whose accounts the notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by the depositary to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Neither the depositary nor Cede & Co. will consent or vote with respect to the global notes representing the notes. Under its usual procedure, the depositary mails an omnibus proxy to Liberty as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the notes are credited on the applicable record date (identified in a listing attached to the omnibus proxy).

        Principal and/or interest payments on the global notes representing the notes will be made to the depositary. The depositary's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on the depositary's records unless the depositary has reason to believe that it will not receive payment on the date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with notes held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the participant and not of the depositary, the trustee or Liberty, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and/or interest to the depositary is the responsibility of Liberty or the trustee, disbursement of the payments to direct participants will be the responsibility of the depositary, and disbursement of the payments to the beneficial owners will be the responsibility of direct and indirect participants.

        The depositary may discontinue providing its services as securities depositary with respect to the notes at any time by giving reasonable notice to Liberty or the trustee. Under such circumstances, in the event that a successor securities depositary is not obtained, certificated notes are required to be printed and delivered.

        Liberty may decide to discontinue use of the system of book-entry transfers through the depositary or a successor securities depositary. In that event, certificated notes will be printed and delivered.

        Although the depositary has agreed to the procedures described above in order to facilitate transfers of interests in the global notes among participants of the depositary, it is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. Neither the trustee nor Liberty will have any responsibility for the performance by the depositary or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

        Beneficial interests in the global notes will trade in the depositary's same-day funds settlement system until maturity or earlier redemption, and secondary market trading activity in the global notes will therefore settle in immediately available funds, subject in all cases to the rules and operating procedures of the depositary. Transfers between participants in the depositary will be effected in the ordinary way in accordance with the depositary's rules and operating procedures and will be settled in same-day funds.

        The information in this subsection "—Information Relating to the Depositary" concerning the depositary and its book-entry systems has been obtained from sources that Liberty believes to be reliable, but Liberty takes no responsibility for its accuracy.

Certain Covenants

        The indenture provides that the covenants set forth below will be applicable to Liberty and its Subsidiaries.

        Limitation on Liens.    Liberty will not, and will not permit any Restricted Subsidiary to, create, incur or assume any Lien, except for Permitted Liens, on any Principal Property to secure the payment of Funded Indebtedness of Liberty or any Restricted Subsidiary if, immediately after the creation, incurrence or assumption of such Lien, the sum of (A) the aggregate outstanding principal amount of all Funded Indebtedness of Liberty and the Restricted Subsidiaries that is secured by Liens (other than Permitted Liens) on any Principal Property and (B) the Attributable Debt relating to any Sale and Leaseback Transaction which would otherwise be subject to the provisions of clause 2(A)(i) of the "Limitation on Sale and Leaseback" covenant would exceed 15% of the Consolidated Asset Value, unless effective provision is made whereby the notes (together with, if Liberty shall so determine, any other Funded Indebtedness ranking equally with the notes, whether then existing or thereafter created) are secured equally and ratably with (or prior to) such Funded Indebtedness (but only for so long as such Funded Indebtedness is so secured).

        The foregoing limitation on Liens shall not apply to the creation, incurrence or assumption of the following Liens ("Permitted Liens"):

  (1)
  Any Lien which arises out of a judgment or award against Liberty or any Restricted Subsidiary with respect to which Liberty or such Restricted Subsidiary at the time shall be prosecuting an appeal or proceeding for review (or with respect to which the period within which such appeal or proceeding for review may be initiated shall not have expired) and with respect to which it shall have secured a stay of execution pending such appeal or proceedings for review or with respect to which Liberty or such Restricted Subsidiary shall have posted a bond and established adequate reserves (in accordance with generally accepted accounting principles) for the payment of such judgment or award;

  (2)
  Liens on assets or property of a person existing at the time such person is merged into or consolidated with Liberty or any Restricted Subsidiary or becomes a Restricted Subsidiary; provided, that such Liens were in existence prior to the contemplation of such merger, consolidation or acquisition and do not secure any property of Liberty or any Restricted Subsidiary other than the property and assets subject to the Liens prior to such merger, consolidation or acquisition;

  (3)
  Liens existing on the date of original issuance of the notes;

  (4)
  Liens securing Funded Indebtedness (including in the form of Capitalized Lease Obligations and purchase money indebtedness) incurred for the purpose of financing the cost (including without limitation the cost of design, development, site acquisition, construction, integration, manufacture or acquisition) of real or personal property (tangible or intangible) which is incurred contemporaneously therewith or within 60 days thereafter; provided (i) such Liens secure Funded Indebtedness in an amount not in excess of the cost of such property (plus an amount equal to the reasonable fees and expenses incurred in connection with the incurrence of such Funded Indebtedness) and (ii) such Liens do not extend to any property of Liberty or any Restricted Subsidiary other than the property for which such Funded Indebtedness was incurred;

  (5)
  Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

  (6)
  Liens to secure the notes;

  (7)
  Liens granted in favor of Liberty; and

  (8)
  Any Lien in respect of Funded Indebtedness representing the extension, refinancing, renewal or replacement (or successive extensions, refinancings, renewals or replacements) of Funded Indebtedness secured by Liens referred to in clauses (2), (3), (4), (5), (6) and (7) above, provided that the principal of the Funded Indebtedness secured thereby does not exceed the principal of the Funded Indebtedness secured thereby immediately prior to such extension, renewal or replacement, plus any accrued and unpaid interest or capitalized interest payable thereon, reasonable fees and expenses incurred in connection therewith, and the amount of any prepayment premium necessary to accomplish any refinancing; provided, that such extension, renewal or replacement shall be limited to all or a part of the property (or interest therein) subject to the Lien so extended, renewed or replaced (plus improvements and construction on such property).

        Limitation on Sale and Leaseback.    Liberty will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction; provided, that Liberty or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction if:

  (1)
  the gross cash proceeds of the Sale and Leaseback Transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors and set forth in a board resolution delivered to the trustee, of the Principal Property that is the subject of the Sale and Leaseback Transaction; and

  (2)
  either

  (A)
  Liberty or the Restricted Subsidiary, as applicable, either (i) could have incurred a Lien to secure Funded Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction pursuant to the "Limitation on Liens" covenant, or (ii) makes effective provision whereby the notes (together with, if Liberty shall so determine, any other Funded Indebtedness ranking equally with the notes, whether then existing or thereafter created) are secured equally and ratably with (or prior to) the obligations of Liberty or the Restricted Subsidiary under the lease of the Principal Property that is the subject of the Sale and Leaseback Transaction; or

  (B)
  within 180 days, Liberty or the Restricted Subsidiary either (i) applies an amount equal to the fair market value of the Principal Property that is the subject of the Sale and Leaseback Transaction to purchase the notes or to retire other Funded Indebtedness, or (ii) enters into a bona fide commitment to expend for the acquisition or improvement of a Principal Property an amount at least equal to the fair market value of such Principal Property.

        Designation of Restricted Subsidiaries.    Liberty may designate an Unrestricted Subsidiary as a Restricted Subsidiary or designate a Restricted Subsidiary as an Unrestricted Subsidiary at any time, provided that (1) immediately after giving effect to such designation, Liberty and its Restricted Subsidiaries would have been permitted to incur at least $1.00 of additional Funded Indebtedness secured by a Lien pursuant to the "Limitation on Liens" covenant, (2) no default or event of default shall have occurred and be continuing, and (3) an Officers' Certificate with respect to such designation is delivered to the trustee within 75 days after the end of the fiscal quarter of Liberty in which such designation is made (or, in the case of a designation made during the last fiscal quarter of Liberty's fiscal year, within 120 days after the end of such fiscal year), which Officers' Certificate shall state the effective date of such designation. Liberty currently has no Restricted Subsidiaries

Successor Corporation

        Liberty may not consolidate with or merge into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets and the properties and assets of its Subsidiaries (taken as a whole) to, any entity or entities (including limited liability companies) unless (1) the successor entity or entities, each of which shall be organized under the laws of the United States or a State thereof, shall assume by supplemental indenture all the obligations of Liberty under the notes and the indenture and (2) immediately after giving effect to the transaction or series of transactions, no default or event of default shall have occurred and be continuing. Thereafter, all such obligations of Liberty shall terminate.

Events of Default

        As defined in the indenture, the term "event of default" means any one of the following events with respect to the notes:

  (1)
  default in the payment of any interest on any notes, when the interest become due and payable, and continuance of the default for a period of 30 days;

  (2)
  default in the payment of the principal of the notes, when the principal becomes due and payable at maturity;

  (3)
  failure of Liberty to comply with any of its obligations described above under "—Successor Corporation;"

  (4)
  default in the performance, or breach, of any covenant or warranty of Liberty in the indenture and continuance of the default or breach for a period of 60 days after there has been given, by registered or certified mail, to Liberty by the trustee or to Liberty and the trustee by the holders of at least 25% in principal amount of the outstanding notes, a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a "Notice of Default" under the indenture;

  (5)
  if any event of default as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any Indebtedness of Liberty, whether the Indebtedness now exists or shall hereafter be created, shall happen and shall result in Indebtedness in aggregate principal amount (or, if applicable, with an issue price and accreted original issue discount) in excess of $100 million becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and (i) the acceleration shall not be rescinded or annulled, (ii) such Indebtedness shall not have been paid and (iii) Liberty shall not have contested such acceleration in good faith by appropriate proceedings and have obtained and thereafter maintained a stay of all consequences that would have a material adverse effect on Liberty, in each case within a period of 30 days after there shall have been given, by registered or certified mail, to Liberty by the trustee or to Liberty and the trustee by the holders of at least 25% in principal amount of the outstanding notes, a written notice specifying the default or breaches and requiring it to be remedied and stating that the notice is a "Notice of Default" or other notice as prescribed in the indenture; provided, however, that if after the expiration of such period, such event of default shall be remedied or cured by Liberty or be waived by the holders of such Indebtedness in any manner authorized by such mortgage, indenture or instrument, then the event of default with respect to the notes or by reason thereof shall, without further action by Liberty, the trustee or any holder of notes, be deemed cured and not continuing;

  (6)
  the entry by a court having competent jurisdiction of:

  (A)
  a decree or order for relief in respect of Liberty or any Material Subsidiary in an involuntary proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law and the decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

  (B)
  a decree or order adjudging Liberty or any Material Subsidiary to be insolvent, or approving a petition seeking reorganization, arrangement, adjustment or composition of

      Liberty or any Material Subsidiary and the decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

    (C)
    a final and non-appealable order appointing a custodian, receiver, liquidator, assignee, trustee or other similar official of Liberty or any Material Subsidiary or of any substantial part of the property of Liberty or any Material Subsidiary or ordering the winding up or liquidation of the affairs of Liberty; or

  (7)
  the commencement by Liberty or any Material Subsidiary of a voluntary proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or of a voluntary proceeding seeking to be adjudicated insolvent or the consent by Liberty or any Material Subsidiary to the entry of a decree or order for relief in an involuntary proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or to the commencement of any insolvency proceedings against it, or the filing by Liberty or any Material Subsidiary of a petition or answer or consent seeking reorganization or relief under any applicable law, or the consent by Liberty or any Material Subsidiary to the filing of the petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or similar official of Liberty or any Material Subsidiary or any substantial part of the property of Liberty or any Material Subsidiary or the making by Liberty or any Material Subsidiary of an assignment for the benefit of creditors, or the taking of corporate action by Liberty or any Material Subsidiary in furtherance of any such action.

Acceleration

        If an event of default with respect to the notes at the time outstanding (other than an event of default specified in clause (6) or (7) above) occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding notes may declare the principal of the notes to be due and payable immediately, by a notice in writing to Liberty (and to the trustee if given by the holders), and upon any declaration the principal or such lesser amount shall become immediately due and payable. If an event of default specified in clause (6) or (7) above occurs, all unpaid principal of and accrued interest on the outstanding notes shall become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of any notes.

        At any time after a declaration of acceleration or automatic acceleration with respect to the notes has been made and before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of not less than a majority in principal amount of the outstanding notes, by written notice to Liberty and the trustee, may rescind and annul the declaration and its consequences if:

  (1)
  Liberty has paid or deposited with the trustee a sum of money sufficient to pay all overdue installments of any interest on the notes and the principal of the notes which have become due otherwise than by the declaration of acceleration; and

  (2)
  all events of default with respect to the notes, other than the non-payment of the principal of and interest on the notes which shall have become due solely by reason of the acceleration, shall have been cured or waived.

        No rescission shall affect any subsequent default or impair any right consequent thereon.

Certain Definitions

        The following are certain of the terms defined in the indenture:

        "Attributable Debt" in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with generally accepted accounting principles.

        "Capitalized Lease Obligation" of any person means any obligation of such person to pay rent or other amounts under a lease with respect to any property (whether real, personal or mixed) acquired or leased by such person and used in its business that is required to be accounted for as a liability on the balance sheet of such person in accordance with generally accepted accounting principles and the amount of such Capitalized Lease Obligation shall be the amount so required to be accounted for as a liability.

        "Closing Price" means, with respect to any security on any date of determination, the closing sale price (or, if no closing sale price is reported, the last reported sale price) of such security on the NYSE on such date or, if such security is not listed for trading on the NYSE on such date, as reported in the composite transactions (or comparable system) for the principal United States national or regional securities exchange on which such security is so listed or a recognized international securities exchange, or, if such security is not listed on a U.S. national or regional securities exchange or on a recognized international securities exchange, as reported by the Nasdaq Stock Market, or, if such security is not so reported, the last quoted bid price for such security in the over-the-counter market as reported by the National Quotation Bureau or similar organization, or, if such bid price is not available, the market value of such security on such date as determined by a nationally recognized independent investment banking firm retained for this purpose by Liberty; provided that, (1) with respect to options, warrants and other rights to purchase Marketable Securities, the Closing Price shall be the value based on the Closing Price of the underlying Marketable Security minus the exercise price and (2) with respect to securities exchangeable for or convertible into Marketable Securities, the Closing Price shall be the Closing Price of the exchangeable or convertible security or, if it has no Closing Price, the fully converted value based upon the Closing Price of the underlying Marketable Security.

        "Consolidated Asset Value" shall mean, with respect to any date of determination, the sum of:

  (A)
  the amount of cash of Liberty and its Restricted Subsidiaries on the last day of the preceding month, plus the following assets owned by Liberty and its Restricted Subsidiaries on the last day of the preceding month that have the indicated ratings and maturities no greater than 270 days:

  •
  the aggregate principal amount of certificates of deposit and bankers' acceptances rated A/2 or P/2 or higher by the Rating Agencies;

  •
  the aggregate principal amount of participations in loans with obligors with short-term ratings of A/2 or P/2 or higher by the Rating Agencies or long-term ratings of Baa1 or BBB+ or higher by the Rating Agencies;

  •
  the aggregate principal amount of repurchase agreements of securities issued by the U.S. government or any agency thereof with counterparties with short-term ratings of A/2 or P/2 or higher by the Rating Agencies or long-term ratings of Baa1 or BBB+ or higher by the Rating Agencies; and

  •
  the aggregate principal amount at maturity of commercial paper rated A/2 or P/2 or higher by the Rating Agencies;

  (B)
  the aggregate value of all Marketable Securities owned by Liberty and its Restricted Subsidiaries based upon the Closing Price of each Marketable Security on the last day of the preceding month, or if such day is not a Trading Day, on the immediately preceding Trading Day; and

  (C)
  the arithmetic mean of the aggregate market values (or the midpoint of a range of values) of the assets of Liberty and its Restricted Subsidiaries having a value in excess of $200 million, other than the assets referred to in clauses (A) and (B) above, as of a date within 90 days of the date of determination (or to the extent the research reports referred to below have not been issued within such 90-day period, as of a date within 180 days of the date of determination) as evidenced either:

  •
  by research reports issued by three nationally recognized independent investment banking firms selected by Liberty; or

  •
  if three such research reports have not been issued within 180 days prior to the date of determination, by an appraisal by two nationally recognized independent investment banking or appraisal firms retained by Liberty for this purpose.

        "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length transaction, for cash, between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair market value shall be determined by the Board of Directors of Liberty acting in good faith evidenced by a board resolution thereof delivered to the trustee.

        "Funded Indebtedness" of any person means, as of the date as of which the amount thereof is to be determined, without duplication, all Indebtedness of such person and all Capitalized Lease Obligations of such person, which by the terms thereof have a final maturity, duration or payment date more than one year from the date of determination thereof (including, without limitation, any balance of such Indebtedness or obligation which was Funded Indebtedness at the time of its creation maturing within one year from such date of determination) or which has a final maturity, duration or payment date within one year from such date of determination but which by its terms may be renewed or extended at the option of such person for more than one year from such date of determination, whether or not theretofore renewed or extended; provided, however, "Funded Indebtedness" shall not include (1) any Indebtedness of Liberty or any Subsidiary to Liberty or another Subsidiary, (2) any guarantee by Liberty or any Subsidiary of Indebtedness of Liberty or another Subsidiary, provided that such guarantee is not secured by a Lien on any Principal Property, (3) any guarantee by Liberty or any Subsidiary of the Indebtedness of any person (including, without limitation, a business trust), if the obligation of Liberty or such Subsidiary under such guaranty is limited in amount to the amount of funds held by or on behalf of such person that are available for the payment of such indebtedness, (4) liabilities under interest rate swap, exchange, collar or cap agreements and all other agreements or arrangements designed to protect against fluctuations in interest rates or currency exchange rates, and (5) liabilities under commodity hedge, commodity swap, exchange, collar or cap agreements, fixed price agreements and all other agreements or arrangements designed to protect against fluctuations in prices. For purposes of determining the outstanding principal amount of Funded Indebtedness at any date, the amount of Indebtedness issued at a price less than the principal amount at maturity thereof shall be equal to the amount of the liability in respect thereof at such date determined in accordance with generally accepted accounting principles.

        "Indebtedness" of any person means:

  •
  any indebtedness of such person (i) for borrowed money or (ii) evidenced by a note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any property or assets, including securities;

  •
  any guarantee by such person of any indebtedness of others described in the preceding clause; and

  •
  any amendment, renewal, extension or refunding of any such indebtedness or guarantee.

        "Lien" means any mortgage, pledge, lien, security interest, or other similar encumbrance.

        "Marketable Securities" means any securities listed on a U.S. national securities exchange or reported by the Nasdaq Stock Market or listed on a recognized international securities exchange or traded in the over-the-counter market and quoted by at least two broker-dealers as reported by the National Quotation Bureau or similar organization, including as Marketable Securities options, warrants and other rights to purchase, and securities exchangeable for or convertible into, Marketable Securities.

        "Material Subsidiary" means, at any relevant time, any Subsidiary that meets any of the following conditions:

  (1)
  Liberty's and its other Subsidiaries' investments in and advances to the Subsidiary exceed 10% of the total consolidated assets of Liberty and its Subsidiaries; or

  (2)
  Liberty's and its other Subsidiaries' proportionate share of the total assets (after intercompany eliminations) of the Subsidiary exceeds 10% of the total consolidated assets of Liberty and its Subsidiaries; or

  (3)
  Liberty's and its other Subsidiaries' proportionate share of the total revenues (after intercompany eliminations) of the Subsidiary exceeds 10% of the total consolidated revenue of Liberty and its Subsidiaries; or

  (4)
  Liberty's and its other Subsidiaries' equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the Subsidiary exceeds 10% of such income of Liberty and its Subsidiaries;

all as calculated by reference to the then latest fiscal year-end accounts (or consolidated fiscal year-end accounts, as the case may be) of such Subsidiary and the then latest audited consolidated fiscal year-end accounts of Liberty and its Subsidiaries. Based on the 2002 fiscal year-end accounts, as of the date of this prospectus, the only Material Subsidiaries of Liberty are Starz Encore Group LLC, Ascent Media Group, Inc. and On Command Corporation.

        "Nasdaq Stock Market" means The Nasdaq Stock Market, a subsidiary of the National Association of Securities Dealers, Inc.

        "Principal Property" means, as of any date of determination, (i) any cable system or manufacturing or production facility, including land and buildings and other improvements thereon and equipment located therein, owned by Liberty or a Restricted Subsidiary and used in the ordinary course of its business and (ii) any executive offices, administrative buildings, and research and development facilities, including land and buildings and other improvements thereon and equipment located therein, of Liberty or a Restricted Subsidiary, other than any such property which, in the good faith opinion of the Board of Directors, is not of material importance to the business conducted by Liberty and its Restricted Subsidiaries taken as a whole.

        "Rating Agencies" means (i) Standard & Poors, a division of The McGraw-Hill Companies, Inc. and (ii) Moody's Investors Service, Inc. and (iii) if S&P or Moody's or both shall not make a rating publicly available, a nationally recognized United States securities rating agency or agencies, as the case may be, selected by Liberty, which shall be substituted for S&P or Moody's or both, as the case may be.

        "Restricted Subsidiary" means, as of any date of determination, a corporation a majority of whose voting stock is owned by Liberty and/or one or more Restricted Subsidiaries, which corporation has been, or is then being, designated a Restricted Subsidiary in accordance with the "Designation of Restricted Subsidiaries" covenant, unless and until designated an Unrestricted Subsidiary in accordance with such covenant.

        "Sale and Leaseback Transaction" means any arrangement providing for the leasing to Liberty or a Restricted Subsidiary of any Principal Property (except for temporary leases for a term, including renewals, of not more than three years) which has been or is to be sold by Liberty or such Restricted Subsidiary to the lessor.

        "Subsidiary" means any corporation, association, limited liability company, partnership or other business entity of which a majority of the total voting power of the capital stock or other interests (including partnership interests) entitled (without regard to the incurrence of a contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned, directly or indirectly, by (i) Liberty, (ii) Liberty and one or more of its Subsidiaries or (iii) one or more Subsidiaries of Liberty.

        "Trading Day" means, with respect to any security the Closing Price of which is being determined, a day on which there is trading on the principal United States national or regional securities exchange or recognized international securities exchange, in the Nasdaq Stock Market or in the over-the-counter market used to determine such Closing Price.

        "Unrestricted Subsidiary" means, as of any date of determination, any Subsidiary of Liberty that is not a Restricted Subsidiary.

Modification and Waiver

        Modification and amendments of the indenture affecting the notes may be made by Liberty and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes; provided, however, that no modification or amendment may, without the consent of the holders of all outstanding notes:

  (1)
  change the stated maturity of the principal of or installment of interest on the notes;

  (2)
  reduce the principal amount of, or the rate (or modify the calculation of the rate) of interest on the notes;

  (3)
  change the redemption provisions of the notes;

  (4)
  change the place of payment or the coin or currency in which the principal of or any interest on the notes is payable;

  (5)
  impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any notes (or, in the case of redemption, on or after the redemption date);

  (6)
  reduce the percentage in principal amount of the notes, the consent of whose holders is required in order to take certain actions;

  (7)
  reduce the requirements for quorum or voting by holders of notes as provided in the indenture;

  (8)
  modify any of the provisions in the indenture regarding the waiver of past defaults and the waiver of certain covenants by the holders of notes except to increase any percentage vote required or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of the notes; or

  (9)
  modify any of the above provisions.

        Modifications and amendments of the indenture may be made by Liberty and the trustee without the consent of the holders of outstanding notes, for the following purposes:

  (1)
  to evidence the succession of, and assumption by, another person of the indenture and the covenants under the indenture and the notes;

  (2)
  to add covenants under the indenture for the benefit of the holders of any notes or to surrender any right or power conferred upon Liberty in the indenture;

  (3)
  to evidence and provide for the acceptance of appointment hereunder by a successor trustee with respect to the notes and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts hereunder by more than one trustee;

  (4)
  to cure any ambiguity or to correct or supplement any provision of the indenture which may be defective or inconsistent with any other provision of the indenture, or to make any other provisions with respect to matters or questions arising under the indenture which shall not adversely affect the interests of the holders of the outstanding notes in any material respect;

  (5)
  to add any additional Events of Default with respect to the notes;

  (6)
  to secure the notes;

  (7)
  to amend or supplement any provision contained in the indenture or in any supplemental indenture, provided that no such amendment or supplement shall materially adversely affect the interests of the holders of the notes; or

  (8)
  to qualify the indenture under the Trust Indenture Act of 1939.

        The holders of at least a majority in aggregate principal amount of the notes may, on behalf of the holders of the notes, waive compliance by Liberty with certain restrictive provisions of the indenture. The holders of not less than a majority in aggregate principal amount of the outstanding notes may, on behalf of the holders of notes, waive any past default and its consequences under the indenture with respect to the notes, except a default:

  •
  in the payment of principal or any interest on the notes; or

  •
  in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of each holder of notes.

        Under the indenture, Liberty is required to furnish the trustee annually a statement as to performance by Liberty of certain of its obligations under the indenture and as to any default in the performance. Liberty is also required to deliver to the trustee, within five days after becoming aware thereof, written notice of any event of default or any event which after notice or lapse of time or both would constitute an event of default.

Discharge, Defeasance and Covenant Defeasance

        Liberty may discharge certain obligations to holders of the notes that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the trustee, in trust, funds in U.S. dollars in an amount sufficient to pay the entire indebtedness on the notes with respect to principal and interest to the date of the deposit (if the notes have become due and payable) or to the maturity thereof, as the case may be.

        The indenture provides that, unless the provisions of Section 402 thereof are made inapplicable to the notes pursuant to Section 301 thereof, Liberty may elect either:

  •
  to defease and be discharged from any and all obligations with respect to the notes (except for, among other things, the obligation to pay additional amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on the notes and other obligations to register the transfer or exchange of the notes, to replace temporary or mutilated, destroyed, lost or stolen notes, to maintain an office or agency with respect to the notes and to hold moneys for payment in trust) ("defeasance"); or

  •
  to be released from its obligations with respect to the notes under the covenants described under "—Certain Covenants" above or, if provided pursuant to Section 301 of the indenture, its obligations with respect to any other covenant, and any omission to comply with the obligations shall not constitute a default or an event of default with respect to the notes ("covenant defeasance").

Defeasance or covenant defeasance, as the case may be, shall be conditioned upon the irrevocable deposit by Liberty with the trustee, in trust, of an amount in U.S. dollars at stated maturity, or Government Obligations, which is defined below, or both, applicable to the notes which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on the notes on the scheduled due dates therefor.

        Such a trust may only be established if, among other things:

  •
  the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which Liberty is a party or by which it is bound; and

  •
  Liberty has delivered to the trustee an Opinion of Counsel (as specified in the indenture) to the effect that the holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred, and the Opinion of Counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by Liberty, a Revenue Ruling published by the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the indenture.

        "Government Obligations" means debt securities which are:

  (1)
  direct obligations of the United States of America or the government or the governments in the confederation which issued the currency in which the notes are payable, for the payment of which its full faith and credit is pledged; or

  (2)
  obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such other government or governments, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government or governments;

which, in the case of clauses (1) and (2), are not callable or redeemable at the option of the issuer or issuers thereof, and shall also include a depositary receipt issued by a bank or trust company as custodian with respect to the Government Obligation or a specific payment of interest on or principal of or any other amount with respect to the Government Obligation held by the custodian for the account of the holder of the depositary receipt, provided that (except as required by law) the custodian is not authorized to make any deduction from the amount payable to the holder of the depositary receipt from any amount received by the custodian with respect to the Government Obligation or the specific payment of interest on or principal of or any other amount with respect to the Government Obligation evidenced by the depositary receipt.

        In the event Liberty effects covenant defeasance with respect to the notes and the notes are declared due and payable because of the occurrence of any event of default other than an event of default with respect to any covenant as to which there has been covenant defeasance, the amount in

U.S. dollars, and Government Obligations on deposit with the trustee, will be sufficient to pay amounts due on the notes at the time of the stated maturity but may not be sufficient to pay amounts due on the notes at the time of the acceleration resulting from the event of default. However, Liberty would remain liable to make payment of the amounts due at the time of acceleration.

Governing Law

        The indenture is, and the notes will be, governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustee

        The Bank of New York is the trustee under the indenture and is permitted to engage in other transactions with Liberty and its subsidiaries from time to time, provided that if the trustee acquires any conflicting interest it must eliminate the conflict upon the occurrence of an event of default, or else resign.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion is a summary of the material United States federal income tax consequences of the acquisition, ownership and disposition of the notes and our Series A common stock. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), the applicable Treasury Regulations promulgated and proposed thereunder, judicial authority and current administrative rulings and practice, all of which are subject to change, possibly with retroactive effect. Except as specifically provided below, the following discussion is limited to the U.S. federal income tax consequences relevant to a holder of a note or Series A common stock who or which is, for U.S. federal income tax purposes, (1) an individual who is a citizen or resident of the United States, (2) a corporation, or other entity taxable as a corporation, that is created or organized under the laws of the United States, or any state thereof (including the District of Columbia), (3) an estate, the income of which is subject to U.S. federal income tax regardless of its source, or (4) a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if the trust has made a valid election in effect to be treated as a U.S. person (each a "U.S. Holder"). As used herein the term "Non-U.S. Holder" means a beneficial owner of a note or Series A common stock that is not a U.S. Holder or partnership (which for purposes of this discussion includes any entity treated as a partnership for U.S. federal income tax purposes).

        This discussion does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular holders in light of their personal circumstances or status, nor does it discuss the U.S. federal income tax consequences to certain types of holders subject to special treatment under the U.S. federal income tax laws (for example, financial institutions, insurance companies, certain U.S. expatriates, dealers in securities, partnerships or other pass-through entities, tax-exempt organizations, persons holding the notes or Series A common stock as part of a "straddle," "hedge," "wash sale," "constructive sale" or "conversion transaction", or U.S. Holders whose functional currency is not the U.S. dollar). Moreover, this discussion does not address the effect of any applicable state, local or foreign tax laws or the application of the federal gift tax, the alternative minimum tax, or, except as specifically noted, the federal estate tax.

        This discussion assumes that the notes or Series A common stock are held as capital assets (as defined in Section 1221 of the Code) by the holders thereof. This discussion is limited to the U.S. federal income tax consequences to holders acquiring notes or Series A common stock for cash. We will treat the notes as indebtedness for U.S. federal income tax purposes, and the balance of the discussion concerning the notes is based on the assumption that such treatment will be respected.

        If a partnership holds notes or the Series A common stock, the tax treatment of a partner generally will depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding notes or the Series A common stock should consult their tax advisors.

        As is indicated by the discussion below, there are various uncertainties as to the proper treatment of the notes for United States federal income tax purposes. In this discussion, we have indicated the positions which we intend to take as to how the notes should be treated. We have not sought a ruling from the Internal Revenue Service as to any aspect of this offering, and there can be no assurance that the Internal Revenue Service or a court will agree with these positions or certain of the other conclusions in this discussion.

        Prospective holders are urged to consult their own tax advisors as to the tax consequences of an investment in the notes or our Series A common stock, including the application to their particular situations of the tax considerations discussed below, as well as the application of state, local or foreign tax laws.

Uniform Issue Date and Issue Price of the Notes

        As described above under "Selling Securityholders—General", we will issue the notes to the selling securityholders, which may then offer the notes for sale in accordance with this prospectus. Under the terms of the notes, interest is payable at a rate per annum equal to LIBOR for the related Interest Period plus the Margin. The Margin may be adjusted as described above under "Description of the Notes—Interest," except that at such time as any initial purchaser notes are sold by a selling securityholder (a "Comcast Transfer") the Margin for the publicly held global notes exchanged therefor for the remaining term of such publicly held global notes shall be fixed at the Margin in effect immediately prior to the initial issuance of such publicly held global notes. We intend to take the position that, for United States federal income tax purposes, the issue date of all of the notes will be the date the notes are issued to the selling securityholders in accordance with the stock purchase agreement and that all of the notes will have the same issue price, notwithstanding that, pursuant to the terms of the notes, (1) upon any Comcast Transfer of notes subsequent to the issue date, the Margin will become fixed and the redemption price will change as to the notes so transferred and (2) different notes could have different interest rates depending upon the amount of the applicable Margin at the time of the respective Comcast Transfers of such notes.

        Due to the complexity of the federal income tax laws applicable to debt instruments and the lack therein of specific rules applicable to situations like the change in the manner in which the Margin is determined as to a note following a Comcast Transfer of such note, there is some uncertainty whether this treatment of the notes is correct. Other interpretations are possible under which, among other things, different groups of the notes would have different issue dates and/or different issue prices and would therefore be subject to different federal income tax information reporting requirements. We believe that the treatment of the notes described in the preceding paragraph is the correct treatment of the notes and, in the remainder of this discussion, we assume that this treatment of the notes is correct.

Tax Consequences to U.S. Holders of Owning and Disposing of Notes

        As discussed below, the federal income tax consequences to a U.S. Holder of owning and disposing of notes will depend upon:

  •
  whether the notes are issued with "original issue discount,"

  •
  the relationship between the holder's tax basis in the notes and the stated principal amount of the notes, the "adjusted issue price" of the notes and/or certain other relevant characteristics of the notes, and

  •
  under some circumstances, certain elections made by the holder.

Determining Whether the Notes Bear Original Issue Discount

        Original Issue Discount.    The notes will be treated as issued with original issue discount ("OID") if their "stated redemption price at maturity" exceeds their "issue price" by more than a de minimis amount or they are subject to the "contingent payment rules," as each term is defined below under the heading that bears its name. We do not expect the notes to be subject to the "contingent payment rules" and, except as otherwise stated, the discussion below assumes those rules will not apply. It is not possible to determine the "issue price" of the notes as of the date of this prospectus. See "—Issue Price" below. As a result, as of the date of this prospectus we do not know whether the notes will be treated as issued with OID.

        Stated Redemption Price at Maturity.    The "stated redemption price at maturity" of the notes is the sum of all payments due on the notes other than "qualified stated interest." As discussed below under "—Qualified Stated Interest," we expect to treat all stated interest on the notes as "qualified stated interest." Assuming this treatment is correct, the stated redemption price at maturity of the notes will be equal to their stated principal amount. As a result, there will be OID with respect to the notes only if the stated principal amount of the notes exceeds their "issue price" by more than a de minimis amount.

        Qualified Stated Interest.    "Qualified stated interest" includes stated interest that is unconditionally payable in cash at least annually at a "single qualified floating rate" or a "single objective rate." Generally, a rate is a "qualified floating rate" if variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds, and a rate is an "objective rate" if it is determined pursuant to a single fixed formula that is based on objective financial or economic information. A note that provides for more than one qualified floating rate is treated as providing for a single qualified floating rate if the values of the rates on the issue date of the note are within 25 basis points of each other.

        As discussed above at "Description of the Notes—Interest", interest on the notes is payable at LIBOR plus a Margin. We intend to take the position that this constitutes interest at a "single qualified floating rate." As discussed above at "—Uniform Issue Date and Issue Price of the Notes," it is possible that the Margin will be different for different notes under some circumstances. Nevertheless, we intend to take the position that the interest on the notes constitutes a "single qualified floating rate" because the Margin was identical for all the notes on the issue date. Morever, even if the stated interest did not qualify as at a "single qualified floating rate," it would likely qualify as at a "single objective rate." Accordingly, we will treat all interest on the notes as "qualified stated interest."

        Issue Price.    The issue price of the notes depends upon whether they are publicly traded notes. For this purpose the notes will be publicly traded notes if at any time during the 60-day period ending 30 days after the issue date a substantial amount of the notes satisfies one or more of the following conditions: (1) such notes are listed on a national securities exchange registered under Section 6 of the Securities Exchange Act of 1934 or an interdealer quotation system sponsored by a national securities association registered under Section 15A of the Securities Exchange Act of 1934; (2) such notes appear on a system of general circulation (including a computer listing disseminated to subscribing brokers, dealers, or traders) that provides a reasonable basis to determine fair market value by disseminating either recent price quotations (including rates, yields or other pricing information) of one or more identified brokers, dealers, or traders or actual prices (including rates, yields, or other pricing information) of recent sales transactions or (3) price quotations on such notes are readily available from dealers, brokers or traders and certain other conditions are met. The issue date will be the date of the closing of the transactions contemplated by the stock purchase agreement. See "—Uniform Issue Date and Issue Price of the Notes" above. We will make a determination whether the notes are publicly traded notes as soon as possible.

        If the notes are publicly traded notes, the issue price of the notes is their fair market value on the issue date. The applicable regulations provide no guidance as to how to determine the fair market value of the notes as of the issue date. We will make a determination of such fair market value as soon as practicable, taking into account trading information as to the notes and all other relevant factors. The issue price of the notes may not be equal to the price at which the notes are sold in the initial offering of the notes by the selling securityholders to the public.

        If the notes are not publicly traded notes and we are correct in our belief that they provide for interest at a "single qualified floating rate," the issue price of the notes would be equal to their stated principal amount.

        De minimis OID.    If the stated principal amount of the notes exceeds the issue price of the notes by less than the product of (1) 0.25% of the stated principal amount and (2) the number of complete years until the maturity date of the notes as of the issue date, the amount of OID on the notes is treated as zero.

        Contingent Payment Rules.    The notes will have OID that must be determined and taken into account under special rules applicable to contingent payment debt instruments (the "contingent payment rules") if (1) the issue price of the notes exceeds the stated principal amount of the notes by more than the product of (a) 0.015, (b) the stated principal amount of the notes and (c) the number of complete years to maturity of the notes from the issue date, (2) the notes are not treated as providing for interest at a "qualified floating rate" or a "single objective rate" or (3) the notes are not publicly traded notes and are not treated as providing for interest at a "qualified floating rate." We do not expect the contingent payment rules to apply, and the discussion below of "—Income, Gain and Loss with Respect to the Notes" assumes they will not apply. Nevertheless, the possible application of the contingent payment rules is discussed below under "—Possible Application of the Contingent Payment Rules."

Income, Gain and Loss with Respect to the Notes

        Payments of Interest.    As discussed above at "—Determining Whether the Notes Bear Original Issue Discount—Qualified Stated Interest," we will take the position that interest on the notes constitutes qualified stated interest. Except as described below under "—Interest Accrual Election," qualified stated interest will be taxable to a U.S. Holder as ordinary income in accordance with the holder's method of accounting for federal income tax purposes.

        Accrual of Original Issue Discount.    Subject to the adjustments described below at "—Market Discount," "—Amortizable Bond Premium," "—Acquisition Premium" and "—Interest Accrual Election," if there is OID on the notes, it will be taken into account as described below. See "—Determining Whether the Notes Bear Original Issue Discount." The notes will be treated as bearing a fixed rate of interest equivalent to the value of the "single qualified floating rate" as of the issue date (the "equivalent fixed rate notes"). See "—Determining Whether the Notes Bear Original Issue Discount—Qualified Stated Interest" above. Alternatively, if, contrary to our expectation, the interest rate on the notes is not a "qualified floating rate," but is a "single objective rate," the equivalent fixed rate notes will be treated as bearing a fixed rate of interest equal to the yield that is reasonably expected for the notes. The stated interest will thus be deemed to accrue at a fixed rate. A "yield to maturity" will be determined for the equivalent fixed rate note, i.e., the discount rate that, when used in computing the present value of all principal and interest payments to be made on the note, produces an amount equal to the issue price of the notes.

        In general, each U.S. Holder of a note issued with OID, whether such U.S. Holder uses the cash or the accrual method of tax accounting, will be required to include in ordinary gross income the sum of the "daily portions" of OID on that note for all days during the taxable year in which the U.S. Holder owns the note. The daily portions of OID on a note are determined by allocating to each day in any "accrual period" a ratable portion of the OID allocable to that accrual period. The "accrual period" of a note may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first or last day of an accrual period. We will prepare any information returns required to be filed with the IRS using accrual periods corresponding to the Interest Periods. See "—Information Reporting and Backup Withholding on U.S. Holders." The amount of OID allocable to each accrual period is determined by (1) multiplying the "adjusted issue price" (as defined below) of the note at the beginning of such accrual period by the yield to maturity of the equivalent fixed rate note, determined as described above (as adjusted for the length of the accrual period) and (2) subtracting from that product the qualified stated interest on the equivalent fixed rate debt instrument allocable to that accrual period. The "adjusted issue price" of a note at the beginning of any accrual period will generally be the sum of its issue price and the amount of OID allocable to all prior accrual periods. As a result of this "constant yield" method of including OID in income, the amounts so includable in income by a U.S. Holder, in respect of a note issued with OID, are generally lesser in the early years and greater in the later years than the amounts that would be includable on a straight-line basis.

        Tax Basis.    A U.S. Holder's initial tax basis in a note will be equal to the purchase price paid by such U.S. Holder for such note. If there is accrued, unpaid qualified stated interest on the note at the time of purchase, a portion of the U.S. Holder's basis will be allocated to such interest and offset the U.S. Holder's income (if any) with respect to such interest. A U.S. Holder's remaining tax basis in the note will be increased by the amount of accrued market discount, if any, which the U.S. Holder elected to include in gross income on an annual basis and decreased by the amortizable bond premium, if any, which the U.S. Holder has elected to offset against interest income. In addition, a U.S. Holder's tax basis in a note issued with OID will be increased by any accrued OID on such note and decreased by any acquisition premium adjustment made to the note. See the discussions of "—Market Discount", "—Amortizable Bond Premium" and "—Acquisition Premium" below.

        Market Discount.    The market discount rules discussed below apply to any note purchased at a price less than its stated principal amount (or, if the notes are issued with OID, its "revised issue price"). Generally, the "revised issue price" of a note is determined in the same manner as "adjusted issue price," discussed above at "—Accrual of Original Issue Discount".

        If a U.S. Holder purchases a note at a market discount, such holder generally will be required to treat any principal payments on, or any gain on the disposition of, such note as ordinary income to the extent of the accrued market discount (not previously included in income) at the time of such payment or disposition. In general, market discount is the amount by which the note's stated principal amount (or revised issue price if the notes are issued with OID) exceeds the U.S. Holder's tax basis in the note immediately after the note is acquired. However, if the market discount is less than 0.25 percent of the stated principal amount of the note (or revised issue price if the notes are issued with OID) multiplied by the number of complete years to maturity from the date when the holder acquired the note, the note will be deemed purchased with de minimis market discount, and will not be treated as purchased at a market discount. Market discount on a note will accrue on a straight-line basis, unless a holder elects to accrue such discount on a constant yield basis. This election is irrevocable. A U.S. Holder may also elect to include market discount in income currently as it accrues. This election, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If a U.S. Holder acquires a note at a market discount and disposes of such note in any non-taxable transaction (other than a nonrecognition transaction which is exempted by sections 1276(c) and (d) of the Code), accrued market discount will be includable as ordinary income to such holder as if such holder had sold the note at its fair market value. A U.S. Holder may be required to defer until the maturity of the note or, in certain circumstances, its earlier disposition, the deduction of all or a portion of the interest expense attributable to debt incurred or continued to purchase or carry a note with market discount, unless an election is made to include the market discount in income on a current basis.

        Amortizable Bond Premium.    If a U.S. Holder's initial tax basis in a note exceeds the stated principal amount of the note, such holder generally will be considered to have acquired the note with "amortizable bond premium." We do not expect the notes to bear "amortizable bond premium" in the hands of any U.S. Holder. A U.S. Holder who nevertheless acquires notes with "amortizable bond premium" should consult his tax advisor regarding the manner in which such "amortizable bond premium" may reduce income and/or gain that would otherwise arise with respect to the notes under the rules described above, including the availability and effect of certain elections available to the holder.

        Acquisition Premium.    If the notes are issued with OID and a U.S. Holder purchases a note for an amount that is in excess of its adjusted issue price but less than or equal to its stated principal amount, such U.S. Holder will generally be considered to have purchased the note with "acquisition premium" in an amount equal to the excess of the holder's adjusted basis in the note immediately after it is acquired over the adjusted issue price of the note. The "daily portion" of OID that would otherwise accrue with respect to a note will be reduced by an amount equal to such daily portion of OID multiplied by a fraction, the numerator of which is the excess of the holder's adjusted basis in the note immediately after it is acquired over the adjusted issue price of the note, and the denominator of which is the remaining OID to be accrued on the note. Alternatively, a U.S. Holder purchasing a note with acquisition premium may elect to compute OID accruals by treating the purchase as a purchase at original issue and apply the mechanics of the constant yield method, as described above at "—Accrual of Original Issue Discount".

        Interest Accrual Election.    A U.S. Holder may generally, upon election, include in income all interest (including stated interest, OID, de minimis OID, acquisition discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) that accrues on a note by using the constant yield method applicable to OID obligations, subject to certain limitations and exceptions. The election is to be made for the taxable year in which the U.S. Holder acquired such note, and may not be revoked without the consent of the Internal Revenue Service. If such election to apply the constant yield method is made, no interest on the note will be treated as "qualified stated interest," and, with respect to a note that bears market discount, the electing holder will be treated as having made the election described under the heading "—Market Discount" above to include market discount in income currently. U.S. Holders should consult their tax advisors as to the effect and advisability of such election.

        Disposition of the Notes.    Unless a non-recognition provision applies, the sale, exchange, redemption or other disposition of notes will be a taxable event for U.S. federal income tax purposes. In such event, a U.S. Holder will recognize gain or loss equal to the difference between (1) the amount of cash plus the fair market value of any property received upon such sale, exchange, redemption or other taxable disposition (except to the extent that amounts received are attributable to accrued but unpaid interest, which portion of the consideration would be subject to tax as ordinary income if the interest was not previously includable in income) and (2) the holder's adjusted tax basis therein. Subject to the discussion above with respect to market discount, such gain or loss will be capital gain or loss, and will generally be long-term gain or loss if a U.S. Holder held the notes for more than one year.

Possible Application of the Contingent Payment Rules

        Notwithstanding the discussion above, if the issue price of the notes exceeds the stated principal amount of the notes by more than the product of (1) .015 multiplied by the number of complete years to the maturity date from the issue date and (2) the stated principal amount of the notes ("excessive premium"), then the tax treatment of the notes will be determined under the contingent payment rules. The contingent payment rules might also apply if the IRS were to successfully challenge our position that the interest on the notes is stated at a "qualified floating rate" (and, if the notes are publicly traded, our alternative position that the interest is stated at a "single objective rate"). See "—Determining Whether the Notes Bear Original Issue Discount—Qualified Stated Interest." As discussed above, we do not expect the contingent payment rules to apply. See "—Determining Whether the Notes Bear Original Issue Discount—Contingent Payment Rules."

        If, contrary to our expectations, the contingent payment rules did apply to the notes, the manner in which they would apply would depend upon whether the notes are publicly traded notes. See "—Determining Whether the Notes Bear Original Issue Discount—Issue Price." If the contingent payment rules were to apply on account of the issue price of the notes having excessive premium, the notes would necessarily be governed by the rules for publicly traded notes.

        Contingent Payment Rules for Publicly Traded Notes.    Under the contingent payment debt rules for publicly traded notes, a U.S. Holder would be required to accrue interest income on the notes regardless of whether such U.S. Holder uses the cash or accrual method of tax accounting. No interest would be treated as qualified stated interest. For each accrual period prior to and including the maturity date of the notes, the amount of interest that would accrue, as OID, on a note would equal the product of (1) the contingent payment note adjusted issue price (as defined below) as of the beginning of the accrual period and (2) the comparable yield (as defined below) (adjusted for the length of the accrual period). This amount would be ratably allocated to each day in the accrual period and would be includable as ordinary interest income by a U.S. Holder for each day in the accrual period on which the U.S. Holder holds the note.

        The "contingent payment note adjusted issue price" means the issue price of the note, increased by any interest previously accrued (determined without regard to any adjustments to interest accruals described below) and decreased by the amount of any noncontingent payment and the projected amount of any contingent payment previously made on the note.

        The "comparable yield" means the annual yield we would pay, as of the issue date, on a fixed-rate debt security with no contingent payments but with terms and conditions otherwise comparable to those of the notes. Amounts treated as interest under the contingent payment debt rules are treated as OID for all purposes of the Code.

        Under the contingent payment debt rules, we would be required, solely for United States federal income tax purposes, to provide holders with a schedule of the projected amounts of payments (which we refer to as "projected payments") on the notes. This schedule would be required to produce the comparable yield. For United States federal income tax purposes, a U.S. Holder would be required to use the comparable yield and the schedule of projected payments in determining its interest accruals and adjustments thereof in respect of the notes, unless such U.S. Holder timely discloses and justifies the use of other estimates to the Internal Revenue Service. The Internal Revenue Service would not be bound by such treatment.

        We do not expect to determine a "comparable yield" or prepare a "projected payment schedule" for the notes unless they bear excessive premium. As discussed above at "—Determining Whether the Notes Bear Original Issue Discount—Issue Price," it is not possible to determine the issue price of the notes as of the date of this prospectus. Accordingly, we do not know at this time whether the notes will bear excessive premium. However, we do not expect the notes to bear excessive premium.

        If, during any taxable year, the sum of any actual payments with respect to the notes for that taxable year exceeds the total amount of projected payments for that taxable year, the difference would produce a "net positive adjustment" under the contingent payment debt rules, which would be treated as additional interest for the taxable year. If the actual amount received in a taxable year is less than the amount of projected payments for that taxable year, the difference would produce a "net negative adjustment" under the contingent payment debt rules, which would (1) reduce the U.S. Holder's interest income on the notes for that taxable year and (2) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the U.S. Holder's interest income on the notes during prior taxable years (reduced to the extent such interest was offset by prior net negative adjustments) and any remaining net negative adjustment will generally be carried forward to the next taxable year.

        A purchase of a note by a U.S. Holder would cause the U.S. Holder to have a basis in the note equal to the amount paid for the note. A U.S. Holder would be required to reasonably allocate any difference between the adjusted issue price of the note and such U.S. Holder's basis in the note to daily portions of interest or projected payments over the remaining term of the note. If such basis in the note exceeds the note's adjusted issue price, the amount of the difference (the premium) allocated to a daily portion of interest or to a projected payment would be treated as a negative adjustment on the date the daily portion accrues or the payment is made. On the date of the adjustment, the U.S. Holder's adjusted basis in the note would be reduced by the amount the U.S. Holder so treats as a negative adjustment. If the new U.S. Holder's basis in the note is less than the note's adjusted issue price, the amount of the difference (the discount) allocated to a daily portion of interest or to a projected payment would be treated as a positive adjustment on the date the daily portion accrues or the payment is made. On the date of the adjustment, the U.S. Holder's adjusted basis in the note would be increased by the amount the U.S. Holder so treats as a positive adjustment.

        Upon the sale, exchange or retirement of the notes prior to the maturity date, the U.S. Holder would recognize gain or loss equal to the difference between the amount realized and the U.S. Holder's adjusted basis. A U.S. Holder would be treated as receiving an amount equal to the fair market value of any property received, plus the amount of any cash received. The adjusted basis would be the U.S. Holder's original basis in the notes, increased by (1) the interest income previously included in income by the U.S. Holder with respect to the notes (determined without regard to any adjustments to interest accruals described above) and (2) any discount included in income as described above, and decreased by (x) the projected amount of all prior payments with respect to the notes and (y) any premium taken into account as described above. Any gain upon sale or exchange of the notes would be ordinary interest income; any loss would be ordinary loss to the extent of the interest previously included in income by the U.S. Holder with respect to the notes, and thereafter, capital loss. The distinction between capital loss and ordinary loss is potentially significant in several respects. For example, limitations apply to a U.S. Holder's ability to offset capital losses against ordinary income.

        Contingent Payment Rules for Non-Publicly Traded Notes.    The contingent payment rules for notes that are not publicly traded are significantly different than the rules described above under "—Income, Gain and Loss with Respect to the Notes" and "—Contingent Payment Rules for Publicly Traded Notes." These rules would apply if the notes are not publicly traded notes and the IRS successfully challenges our position that the interest on the notes is at one or more "qualified floating rates." Under these rules, a note would be divided into two components (1) a "noncontingent component" consisting of the right to receive the stated principal at maturity and (2) a "contingent component" consisting of the right to receive payments of stated interest. Each component would generally be treated as a separate debt instrument.

        The issue price of the noncontingent component would be an amount equal to the present value of the stated principal amount of the note as of the issue date, determined by using the "applicable Federal rate" specified in the contingent payment rules, i.e., a rate based on the interest rate of debt of the United States government with a comparable maturity date. In general, OID income would accrue with respect to the noncontingent component at the applicable Federal rate, in accordance with the general rules regarding the accrual of OID.

        Each payment of stated interest (i.e., each payment on the "contingent component") would be treated (1) first, as capital gain on the sale or exchange of the note (subject to basis offset as described below) in an amount equal to the present value of the payment, determined by discounting the payment from the date the payment is made to the issue date using the applicable Federal rate and (2) second, as a payment of interest (taxable as OID), in the year such payment is made.

        If a U.S. Holder holds a note with a basis different from the adjusted issue price of the noncontingent component, the U.S. Holder would be required to allocate such basis to the noncontingent component in an amount up to the adjusted issue price of the noncontingent component, and would be required to allocate the remaining basis, if any, to the contingent component. Any basis allocated to the contingent component would be applied, to the extent thereof, as an offset to amounts that would otherwise be taxable as capital gain under the preceding paragraph. Any difference between the U.S. Holder's basis in the noncontingent component and the adjusted issue price of the noncontingent component would be taken into account under the general rules for market discount and interest accrual elections described above under the headings of the same name.

        On the sale, exchange or retirement of a note, the U.S. Holder would be required to allocate the amount received on such sale, exchange or retirement first to the noncontingent component in an amount up to the adjusted issue price of the noncontingent component, and would be required to allocate the remaining amount received, if any, to the contingent component. The amount allocated to the noncontingent component would be treated as an amount realized from the sale, exchange or retirement of the noncontingent component. The amount allocated to the contingent component would be treated as a contingent payment made on the date of the sale, exchange or retirement and would be treated in part as capital gain (subject to offset for any remaining basis attributable to the contingent component) and in part as interest, as described above with respect to payments on the contingent component.

Treatment of U.S. Holders of Series A Common Stock

        The gross amount of any distribution made by Liberty to a U.S. Holder with respect to our Series A common stock generally will be includable in the income of a U.S. Holder as dividend income to the extent that such distribution is paid out of Liberty's current or accumulated earnings and profits as determined under U.S. federal income tax principles. Subject to certain limitations, United States corporations holding our Series A common stock that receive dividends thereon generally will be eligible for a dividends-received deduction equal to 70% of the dividends received. If the amount of any distribution exceeds Liberty's current and accumulated earnings and profits as so computed, such excess first will be treated as a tax-free return of capital to the extent of the U.S. Holder's tax basis in its shares of our Series A common stock, and thereafter as gain from the sale or exchange of property.

        A U.S. Holder generally will recognize capital gain or loss for U.S. federal income tax purposes on the sale or disposition of our Series A common stock in an amount equal to the difference between the amount realized on the sale or other disposition and the U.S. Holder's tax basis in our Series A common stock. Any such gain or loss will be long-term gain or loss if the U.S. Holder held our Series A common stock for more than one year. A U.S. Holder that purchases our Series A common stock will have a basis in that Series A common stock equal to the amount paid for such stock. Additionally, the U.S. Holder's holding period in our Series A common stock will begin the day after the acquisition of such stock.

        Under recently enacted tax legislation, certain dividends received by U.S. Holders who are individuals, and long-term capital gain recognized by U.S. Holders who are individuals, generally are subject to a reduced maximum tax rate of 15 percent through December 31, 2008. For these purposes, long-term capital gain is gain realized in respect of a capital asset in which the taxpayer has a holding period of greater than one year. The rate reduction does not apply to dividends received in respect of certain short-term or hedged positions in the common stock or to dividends to the extent that an individual U.S. Holder elects to treat the dividends as "investment income," which may be offset against interest expense.

Information Reporting and Backup Withholding on U.S. Holders

        For each calendar year in which the notes are outstanding, we, our agents or a broker may be required to provide the IRS with certain information, including the holder's name, address and taxpayer identification number, the aggregate amount of principal and interest paid to that holder during the calendar year and the amount of tax withheld, if any. This obligation, however, does not apply with respect to certain holders, including corporations, qualified pension and profit sharing trusts and individual retirement accounts. Information reporting requirements, subject to exceptions, also may apply to dividends paid on the Series A common stock and the cash proceeds of a sale of our Series A common stock or the notes.

        Certain noncorporate holders may be subject to backup withholding on payments of (1) principal and interest (including OID) on, or the proceeds of the disposition of, the notes and (2) dividends received on, and the proceeds of the disposition of, our Series A common stock. In general, backup withholding at the applicable statutory rate (which is currently 28%) will apply to "reportable payments" if a U.S. Holder fails to provide a correct taxpayer identification number or fails to report its full dividend and interest income. U.S. Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

        Backup withholding is not an additional tax; any amounts withheld under the backup withholding rules will be allowed as a refund or credit against such U.S. Holder's U.S. federal income tax liability provided the required information is furnished to the IRS. The information reporting requirements may apply regardless of whether backup withholding is required.

Tax Consequences to Non-U.S. Holders

        The rules governing United States federal income taxation of Non-U.S. Holders are complex and no attempt will be made in this prospectus to provide more than a summary of such rules. Non-U.S. Holders should consult with their own tax advisors to determine the effect of federal, state, local and foreign income tax laws, as well as treaties, with regard to an investment in the notes or Series A common stock, including any reporting requirements and, in particular, the proper application of the United States federal withholding tax rules.

Payments of Interest on the Notes

        Subject to the discussion below under the headings "—FIRPTA Considerations", "—Information Reporting and Backup Withholding", and "—Effectively Connected Income", payments of interest (including OID) on the notes will generally not be subject to United States federal income or withholding tax provided that:

  •
  such Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, and is not a bank receiving interest described in Section 881(c)(3)(A) of the Code; and

  •
  the statement requirement set forth in Section 871(h) or Section 881(c) of the Code has been fulfilled with respect to the Non-U.S. Holder, as discussed below.

        The statement requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a note certifies on an appropriate form (generally IRS Form W-8BEN), under penalties of perjury, that it is not a United States person and provides its name and address, and (1) the beneficial owner files that form with the withholding agent or (2) a securities clearing organization, bank or other financial institution holding customers' securities in the ordinary course of its trade or business holds the notes on behalf of the beneficial owner, files with the withholding agent a statement that it has received the IRS Form W-8BEN from the beneficial owner and furnishes the withholding agent with a copy thereof.

        As discussed above under the heading "—Tax Consequences to U.S. Holders of Owning and Disposing of Notes—Possible Application of the Contingent Payment Rules," if the notes are not publicly traded notes and the contingent payment rules apply, payments of interest on the notes may be treated in part as gain from the sale or exchange of the notes. Any gain recognized in that manner would be subject to the rules described below at "—Gain on Disposition of Notes or Series A Common Stock" rather than the rules described in this section.

Payments of Dividends on Series A Common Stock

        Subject to the discussion below under the heading "—Effectively Connected Income", distributions by Liberty with respect to our Series A common stock that are treated as dividends paid, as described above at "—Treatment of U.S. Holders of Series A Common Stock", to a Non-U.S. Holder will be subject to United States federal withholding tax at a 30% rate (or lower rate provided under any applicable income tax treaty).

Gain on Disposition of Notes or Series A Common Stock

        Subject to the discussion below and under the headings "—FIRPTA Considerations", "—Information Reporting and Backup Withholding", and "—Effectively Connected Income", a Non-U.S. Holder will generally not be subject to United States federal income tax on a sale, exchange, redemption or other disposition of a note or Series A common stock, provided that such Non-U.S. Holder is not an individual who is present in the United States for 183 days or more in the taxable year of disposition. However, in the case of any such amount which is attributable to OID that accrues to the Non-U.S. Holder on the notes under the applicable set of OID rules described above under "—Tax Consequences to U.S. Holders of Owning and Disposing of Notes," the Non-U.S. Holder's liability for income and withholding tax would be determined under the rules described above at "—Payments of Interest on the Notes" rather than the rules described in this section. In addition, the proceeds of a redemption of Series A common stock by Liberty or a related party may be treated as a distribution subject to withholding tax in the manner described above at "—Payments of Dividends on Series A Common Stock;" in the event of any uncertainty regarding the application of the withholding tax in a particular situation, we generally expect to withhold the tax.

Effectively Connected Income

        If a Non-U.S. Holder of the notes or our Series A common stock is engaged in a trade or business in the United States, and if interest on the notes, dividends on our Series A common stock, or gain from the sale, exchange or other disposition of the notes or our Series A common stock are effectively connected with the conduct of such trade or business (and are attributable to a permanent establishment maintained in the United States by such Non-U.S. Holder if an applicable income tax treaty so requires as a condition for such Non-U.S. Holder being subject to United States federal income tax on a net basis), the Non-U.S. Holder, notwithstanding the rules described above, will generally be subject to regular United States federal income tax on such interest, dividends, or gain in the same manner as if it were a U.S. Holder. In lieu of the certificate described above under the heading "—Payments of Interest on the Notes", such a Non-U.S. Holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or successor form) in order to claim an exemption from withholding tax. In addition, if such a Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

FIRPTA Considerations

        Under the Foreign Investment in Real Property Tax Act ("FIRPTA"), any person who acquires a "United States real property interest" (as described below) from a foreign person must deduct and withhold a tax equal to 10% of the amount realized by the foreign transferor. In addition, a foreign person who disposes of a United States real property interest generally is required to recognize gain or loss that is subject to United States federal income tax. A "United States real property interest" includes certain interests in a "real property holding corporation" but does not include an interest in a corporation solely as a creditor. The notes will qualify as interests in Liberty solely as creditors. In addition, a "United States real property interest" does not include any class of stock in a corporation if such stock is traded on an established securities market, unless the foreign person holds (or has held within the 5 years prior to disposition) more than 5 percent of such class of stock, in which case gain or loss must be recognized but withholding does not apply. We believe that we are not, have not been, and will not be a real property holding corporation. Accordingly, the FIRPTA income and withholding tax should not apply to the notes or the Series A common stock.

Information Reporting and Backup Withholding

        A Non-U.S. Holder's receipt of (1) interest (including OID) on the notes, (2) dividends with respect to our Series A common stock or (3) cash proceeds from the sale, exchange or other disposition of the notes or our Series A common stock, may be subject to information reporting to the IRS as described above under "—Information Reporting and Backup Withholding on U.S. Holders." Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Backup withholding (currently 28%) may apply to "reportable payments" if a Non-U.S. Holder fails to provide a certification of non-U.S. status or otherwise fails to establish an exemption from backup withholding.

        Payment of cash proceeds of the disposition of notes or our Series A common stock to or through the U.S. office of any broker, U.S. or foreign, generally will be subject to information reporting and backup withholding unless the Non-U.S. Holder certifies as to the holder's non-U.S. status under penalties of perjury or otherwise establishes that the holder qualifies for an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. Holder or that the conditions of any other exemption are not in fact satisfied.

        Payment of cash proceeds of the disposition of notes or our Series A common stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding; however, if such broker has certain connections to the U.S., then information reporting, but not backup withholding, will apply unless the holder establishes its non-U.S. status.

        Backup withholding is not an additional tax; any amounts withheld under the backup withholding rules will be allowed as a refund or credit against the Non-U.S. Holder's U.S. federal income tax liability provided the required information is furnished to the IRS. The information reporting requirements may apply regardless of whether backup withholding is required.

Federal Estate Taxes

        A note held by an individual who at the time of death is not a citizen or resident of the United States for United States federal estate tax purposes will not be subject to United States federal estate tax as a result of such individual's death, provided that:

  •
  the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Liberty entitled to vote; and

  •
  the interest accrued on the note was not effectively connected with a United States trade or business of the individual at the time of the individual's death.

        Series A common stock held by an individual who at the time of his death is not a citizen or resident of the United States for United States federal estate tax purposes will be subject to United

States federal estate tax as a result of such individual's death unless the terms of a relevant treaty provide otherwise.

LEGAL MATTERS

        Certain legal matters with respect to the validity of the securities that may be sold pursuant to this prospectus will be passed upon for us by Baker Botts L.L.P., New York, New York, and for any underwriters, dealers or agents, by counsel named in the applicable prospectus supplement.

EXPERTS

        The consolidated balance sheets of Liberty Media Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, comprehensive loss, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002 have been incorporated by reference herein in reliance upon the report, dated March 17, 2003, of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        As discussed in notes 3 and 7 to the consolidated financial statements, Liberty Media Corporation changed its method of accounting for intangible assets in 2002 and for derivative financial instruments in 2001.

        The consolidated balance sheets of Telewest Communications plc and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein in reliance upon the report, dated March 26, 2003, of KPMG Audit plc, independent chartered accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The report of KPMG Audit plc dated March 26, 2003 contains an explanatory paragraph that states that Telewest Communications plc is undergoing financial restructuring which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

        As discussed in note 3 to the consolidated financial statements, Telewest Communications plc changed its method of accounting for intangible assets in 2002 and derivative instruments in 2001.

WHERE TO FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act with respect to the securities that may be sold by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement and the exhibits thereto. You should refer to the registration statement, including its exhibits and schedules, for further information about our company and the securities that may be sold pursuant to this prospectus.

        The Securities and Exchange Commission allows us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus, and is deemed to be part of this document except for any information superseded by this document or any other document incorporated by reference into this document. Any statement, including financial statements, contained in our Annual Report on Form 10-K for the year ended December 31, 2002, as amended by Amendment No. 1 to the Annual Report on Form 10-K/A for the year ended December 31, 2002, shall be deemed to be modified or superseded to the extent that a statement, including financial statements, contained in this prospectus or in any other later incorporated document modifies or supersedes that statement. We incorporate by reference the documents listed below and any future filings made by us with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

  •
  Annual Report on Form 10-K for the year ended December 31, 2002, filed on March 25, 2003, as amended by Amendment No. 1 to the Annual Report on Form 10-K/A for the year ended December 31, 2002, filed on April 9, 2003.

  •
  Quarterly Report on Form 10-Q for the three months ended March 31, 2003, filed on May 14, 2003.

  •
  Quarterly Report on Form 10-Q for the six months ended June 30, 2003, filed on August 13, 2003.

  •
  Current Report on Form 8-K, filed on March 3, 2003.

  •
  Current Report on Form 8-K, filed on April 11, 2003.

  •
  Current Report on Form 8-K, filed on May 7, 2003.

  •
  Current Report on Form 8-K, filed on July 8, 2003.

  •
  Current Report on Form 8-K, filed on September 10, 2003.

  •
  The description of our capital stock contained in Annex A to our Form 8-A filed under the Securities Exchange Act of 1934 on July 24, 2001, and any amendment or report filed for the purpose of updating such description.

        You may request a copy of these filings at no cost, by writing or telephoning the office of:

Corporate Secretary
Liberty Media Corporation
12300 Liberty Boulevard
Englewood, Colorado 80112
Telephone: (877) 772-1518

        Our annual, quarterly and special reports and other information are on file with the Securities and Exchange Commission. You may read and copy any document that we file at the Public Reference Room of the Securities and Exchange Commission at 450 Fifth Street, NW, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. You may also inspect our filings over the Internet at the Securities and Exchange Commission's website at http://www.sec.gov. Except as specifically set forth in this prospectus, information contained on any website referenced in this prospectus is not incorporated by reference in this prospectus.

        This prospectus incorporates by reference documents which include information concerning Ascent Media Group, Inc., On Command Corporation, OpenTV Corp., Liberty Satellite & Technology, Inc. and UnitedGlobalCom, Inc., among other public companies. All of these companies file reports and other information with the Securities and Exchange Commission in accordance with the requirements of the Securities Act and the Securities Exchange Act. Information incorporated by reference into this prospectus concerning those companies has been derived from the reports and other information filed by them with the Securities and Exchange Commission. Those reports and other information are not incorporated by reference into this prospectus. You may read and copy any reports and other information filed by those companies with the Securities and Exchange Commission as set forth above.

        You should rely only on the information contained or incorporated by reference into this prospectus or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this prospectus.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses Of Issuance And Registration.

        The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the transaction being registered. All amounts are estimates except the registration fee.

Registration fees	$224,500
Transfer agent and registrar fees and expenses	10,000
Legal fees and expenses	50,000
Accounting fees and expenses	20,000
Printing and engraving expenses	20,000
Miscellaneous	25,000

Total	$349,500

Item 15.    Indemnification Of Directors And Officers.

        Section 145 of the Delaware General Corporation Law ("DGCL") provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

        Section 102(b)(7) of the DGCL provides, generally, that the certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its securityholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its securityholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of Title 8 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective.

        Article V, Section E of the Restated Certificate of Incorporation, as amended (the "Liberty Charter"), of Liberty Media Corporation, a Delaware corporation ("Liberty"), provides as follows:

        1. Limitation On Liability. To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of Liberty shall not be liable to Liberty or any of its securityholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this paragraph 1 shall be prospective only and shall not adversely affect any limitation, right or protection of a director of Liberty existing at the time of such repeal or modification.

        2. Indemnification.

  (a)
  Right to Indemnification. Liberty shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of Liberty or is or was serving at the request of Liberty as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such person. Such right of indemnification shall inure whether or not the claim asserted is based upon matters which antedate the adoption of Section E of the Liberty Charter. Liberty shall be required to indemnify or make advances to a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the board of directors of Liberty.

  (b)
  Prepayment of Expenses. Liberty shall pay the expenses (including attorneys' fees) incurred by a director or officer in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this paragraph or otherwise.

  (c)
  Claims. If a claim for indemnification or payment of expenses under this paragraph is not paid in full within 60 days after a written claim therefor has been received by Liberty, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action, Liberty shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

  (d)
  Non-Exclusivity of Rights. The rights conferred on any person by this paragraph shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Liberty Charter, Liberty's Bylaws, agreement, vote of securityholders or resolution of disinterested directors or otherwise.

  (e)
  Other Indemnification. Liberty's obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.

3.
Amendment or Repeal. Any amendment, modification or repeal of the foregoing provisions of Section E of the Liberty Charter shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Item 16.    Exhibits And Financial Statement Schedules.

  (a)
  Exhibits. The following is a complete list of Exhibits filed as part of this registration statement.

Exhibit No.	Document
2.1
Form of Amended and Restated Stock Purchase Agreement, dated as of June 30, 2003, among the Registrant, Comcast, Comcast QVC and QVC. Liberty undertakes to furnish the Securities and Exchange Commission, upon request, a copy of all omitted schedules and exhibits thereto.‡
4.1
Specimen certificate for shares of Series A common stock, par value $.01 per share, of the Registrant (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 of the Registrant (File No. 333-55998) as filed on February 21, 2001).
4.2
Indenture, dated as of July 7, 1999, between Liberty and The Bank of New York (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-4 (File No. 333-86491) as filed on September 3, 1999)).
4.3	Thirteenth Supplemental Indenture, dated as of September 17, 2003, between Liberty and the Bank of New York.
4.4	Form of Floating Rate Senior Note due 2006 ("Initial Purchaser Note" as defined in Exhibit 4.3).
4.5	Form of Floating Rate Senior Note due 2006 ("Transferee Global Note" as defined in Exhibit 4.3).
4.6	Form of Amended and Restated Registration Rights Agreement, dated as of July 15, 2003, among the Registrant, Comcast and Comcast QVC.‡
4.7	Liberty undertakes to furnish the Securities and Exchange Commission, upon request, a copy of all instruments with respect to long-term debt not filed herewith.
5.1	Opinion of Baker Botts L.L.P. with respect to the validity of the shares of Series A common stock and Floating Rate Senior Notes due 2006 being registered.
8.1	Opinion of Baker Botts L.L.P. with respect to tax matters.
12.1	Computation of Ratio of Earnings to Fixed Charges.
23.1	Consent of KPMG LLP.
23.2	Consent of KPMG Audit plc.
23.3	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).
24.1	Power of Attorney.‡
25.1	Statement of Eligibility of Trustee.

‡
Previously filed

        (b) Financial Statement Schedules. Schedules not listed above have been omitted because the information to be set forth therein is not material, not applicable or is shown in the financial statements or notes thereto.

Item 17.    Undertakings.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Liberty pursuant to the foregoing provisions, or otherwise, Liberty has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Liberty of expenses incurred or paid by a director, officer or controlling person of Liberty in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Liberty will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Liberty hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(5)
That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denver, state of Colorado, on September 12, 2003.

LIBERTY MEDIA CORPORATION
By:	/s/ CHARLES Y. TANABE Name: Charles Y. Tanabe Title: Senior Vice President, General Counsel and Secretary

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons (which persons constitute a majority of the Board of Directors) in the capacities and on the dates indicated:

Name	Title	Date

* John. C. Malone	Chairman of the Board and Director
* Robert R. Bennett	President, Chief Executive Officer (Principal Executive Officer) and Director
* Gary S. Howard	Executive Vice President, Chief Operating Officer and Director
* David J.A. Flowers	Senior Vice President and Treasurer (Principal Financial Officer)
* Christopher W. Shean	Senior Vice President and Controller (Principal Accounting Officer)
* Donne F. Fisher	Director
* Paul A. Gould	Director

* Jerome H. Kern	Director
* Larry E. Romrell	Director
David E. Rapley	Director
M. LaVoy Robison	Director

By:	/s/ ROBERT W. MURRAY JR. Robert W. Murray Jr. Attorney in Fact	September 12, 2003

EXHIBIT INDEX

Exhibit No.	Document
2.1
Form of Amended and Restated Stock Purchase Agreement, dated as of June 30, 2003, among the Registrant, Comcast, Comcast QVC and QVC. Liberty undertakes to furnish the Securities and Exchange Commission, upon request, a copy of all omitted schedules and exhibits thereto.‡
4.1
Specimen certificate for shares of Series A common stock, par value $.01 per share, of the Registrant (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 of the Registrant (File No. 333-55998) as filed on February 21, 2001).
4.2
Indenture, dated as of July 7, 1999, between Liberty and The Bank of New York (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-4 (File No. 333-86491) as filed on September 3, 1999) ).
4.3	Thirteenth Supplemental Indenture, dated as of September 17, 2003, between Liberty and the Bank of New York.
4.4	Form of Floating Rate Senior Note due 2006 ("Initial Purchaser Note" as defined in Exhibit 4.3).
4.5	Form of Floating Rate Senior Note due 2006 ("Transferee Global Note" as defined in Exhibit 4.3).
4.6	Form of Amended and Restated Registration Rights Agreement, dated as of July 15, 2003, among the Registrant, Comcast and Comcast QVC.‡
4.7	Liberty undertakes to furnish the Securities and Exchange Commission, upon request, a copy of all instruments with respect to long-term debt not filed herewith.
5.1	Opinion of Baker Botts L.L.P. with respect to the validity of the shares of Series A common stock and Floating Rate Senior Notes due 2006 being registered.
8.1	Opinion of Baker Botts L.L.P. with respect to tax matters.
12.1	Computation of Ratio of Earnings to Fixed Charges.
23.1	Consent of KPMG LLP.
23.2	Consent of KPMG Audit plc.
23.3	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).
24.1	Power of Attorney.‡
25.1	Statement of Eligibility of Trustee.

‡
Previously filed

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TABLE OF CONTENTS
COMPANY SUMMARY
RISK FACTORS
CAUTIONARY STATEMENTS CONCERNING FORWARD LOOKING STATEMENTS
USE OF PROCEEDS
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
DESCRIPTION OF THE NOTES
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
LEGAL MATTERS
EXPERTS
WHERE TO FIND MORE INFORMATION
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX